Exhibit 10.20

EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

SECOND AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

by and between

EDITAS MEDICINE, INC.

AND

JUNO THERAPEUTICS, INC.

NOVEMBER 11,  2019

i

(continued)

(continued)

(continued)

Page
13.15 Counterparts	74

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	LICENSE AGREEMENT
EXHIBIT B	FORM OF EDITAS MATERIAL TRANSFER AGREEMENT

SCHEDULE 1.65	EDITAS COLLABORATION PATENTS
SCHEDULE 1.124	JOINT COLLABORATION PATENTS
SCHEDULE 2.3	EXISTING EDITAS THIRD PARTY SUBCONTRACTORS
SCHEDULE 2.4	COLLABORATION TARGETS
SCHEDULE 5.6	IN-LICENSE AGREEMENT TERMS
SCHEDULE 9.3	EXCEPTIONS TO ADDITIONAL REPRESENTATIONS AND
WARRANTIES OF EDITAS

v

SECOND AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

This SECOND AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), effective as of November 11, 2019 (the “Amendment Date”), is made by and between Editas Medicine, Inc., a Delaware corporation, having its principal place of business at 11 Hurley St., Cambridge, MA 02141 (“Editas”), and Juno Therapeutics, Inc., a Delaware corporation, having its principal place of business at 400 Dexter Avenue North, Suite 1200, Seattle, WA 98109 (“Juno”) and amends and restates (a) that certain Collaboration and License Agreement by and between Editas and Juno (the “Original Agreement”), dated as of May 26, 2015 (the “Original Effective Date”); and (b) that certain Amended and Restated Collaboration and License Agreement by and between Editas and Juno (the “First Amended and Restated Agreement”), dated as of May 3, 2018 (the “First Amended Effective Date”).

BACKGROUND

A.          Editas has skills, expertise and proprietary technology regarding gene editing technology. Juno has skills, expertise and proprietary technology regarding T-cell immunotherapy technology.

B.           Juno and Editas desire to amend and restate the First Amended and Restated Agreement and conduct a collaboration wherein Juno shall select certain Collaboration Targets and Editas may apply its Genome Editing Technology, with the goal of generating RNP Complexes that modulate the expression of Collaboration Targets and ultimately identifying Lead Candidates.

C.           In connection with this Agreement, Juno and Editas desire to enter into the License Agreement pursuant to which, among other things, Editas shall grant to Juno an exclusive license to utilize Collaboration RNP Complex(es) generated under a Research Program prior to the Amendment Date, together with intellectual property related thereto, for use in (a) α-β T-Cells or (b) Other Derived T-Cells, in each case, on the terms and subject to the conditions set forth in the License Agreement.

D.          Juno shall have the exclusive right, in its discretion, to enter into a Licensed Program Addendum with Editas to amend the License Agreement to incorporate one or more Program(s) conducted hereunder into the License Agreement, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below.

1.1       “α-β T-Cell” means a T-Cell that expresses or has ever expressed a T-cell receptor (TCR) dimer consisting of an alpha (α) chain and a beta (β) chain, including any cell derived therefrom.  For clarity, “α-β T-Cell” includes any Derived T-Cell that is an α-β T-Cell.

1.2       “γ-δ T-Cell” means a T-Cell that expresses a γ-δ T-cell receptor dimer consisting of a gamma (γ) chain and a delta (δ) chain, but excluding any  α-β T-Cell.  For clarity, “γ-δ T-Cell” includes any Derived T-Cell that is a γ-δ T-Cell.

1.3       “2014 MGH Agreement” means that certain Exclusive Patent License Agreement by and between MGH and Editas effective as of August 29, 2014, as amended by First Amendment thereto dated June 29, 2015 and Second Amendment thereto dated November 17, 2016.

1.4       “2016 MGH Agreement” means that certain Exclusive Patent License Agreement by and between MGH and Editas effective as of August 2, 2016.

1.5       “Accelerated Program” has the meaning set forth in Section 12.7.

1.6       “Acquiring Affiliate” means (a) any Third Party that acquires Editas through a Change of Control following the Amendment Date; and (b) such Third Party’s Affiliates immediately prior to the effective date of such Change of Control.

1.7       “Additional Sublicense Terms” has the meaning set forth in Section 7.6(b).

1.8       “Additional Target” has the meaning set forth in Section 2.4(b).

1.9       “Affiliate” means any Person, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party for so long as such control exists and regardless of whether such Affiliate is or becomes an Affiliate on or after the Amendment Date.  For the purposes of this Section 1.9, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties), or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists; or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.10     “Agreement” has the meaning set forth in the preamble.

1.11     “Allergan” means Allergan Pharmaceuticals International Limited.

1.12     “Allergan Agreement” means the Strategic Alliance and Option Agreement, by and between Editas and Allergan, dated as of March 14, 2017.

1.13     “Alliance Manager” has the meaning set forth in Section 4.1.

1.14     “Allocable Costs” has the meaning set forth in Section 7.6(b).

1.15     “Amendment Date” has the meaning set forth in the preamble.

1.16     “Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws of the United States, a state or territory thereof, or any foreign government or supranational body (including the European Commission) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.17     “Arbitration Request” has the meaning set forth in Section 13.2(b).

1.18     “Bankruptcy Party” has the meaning set forth in Section 5.4.

1.19     “Base Editing” means [**].

1.20     “Base Editing Window” means a region within [**] nucleotides of a specific polynucleotide sequence bound by the nucleic acid binding protein.

1.21     “Base Editor” means [**].

1.22     “Beam” means Beam Therapeutics Inc.

1.23     “Beam Agreement” means that certain License Agreement by and between Editas and Beam, dated May 9, 2018.

1.24     “BLA” means a biologics license application, or similar application, submitted to the applicable Regulatory Authority in a jurisdiction in the Territory.

1.25     “BlueRock” means BlueRock Therapeutics LP.

1.26     “BlueRock Agreement” means that certain License and Collaboration Agreement by and between Editas and BlueRock, dated April 2, 2019.

1.27     “BlueRock Field” means [**].

1.28     “Broad” means the Broad Institute, Inc., a non-profit Massachusetts corporation.

1.29     “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Seattle, Washington or Boston, Massachusetts are authorized by Law to remain closed.

1.30     “Calendar Quarter” means the period beginning on the Original Effective Date and ending on the last day of the calendar quarter in which the Original Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that the final Calendar Quarter shall end on the last day of the Term.

1.31     “Calendar Year” means the period beginning on the Original Effective Date and ending on December 31 of the calendar year in which the Original Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year shall end on the last day of the Term.

1.32     “Cas9-I Agreement” means the Amended and Restated Cas9-I License Agreement entered into by and among Harvard, Broad and Editas, dated as of December 16, 2016, as amended by that certain first amendment thereto dated March 3, 2017.

1.33     “Cas9-II Agreement” means the Cas9-II License Agreement by and between Broad and Editas, dated as of December 16, 2016.

1.34     “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of such Party’s outstanding securities other than through issuances by such Party of securities of such Party in a bona fide financing transaction or series of related bona fide financing transactions; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or all or substantially all of such Party’s business to which this Agreement relates.

1.35     “Claims” has the meaning set forth in Section 11.1(a).

1.36     “Clearance Date” has the meaning set forth in Section 3.5(b).

1.37     “Co-Exclusive Targets” has the meaning set forth in Section 2.4(b).

1.38     “Collaboration IP” means, collectively, the Collaboration Patents and Collaboration Know-How.

1.39     “Collaboration Know-How” means any and all Know-How that is created, conceived, discovered, developed, generated, invented, made or reduced to practice, by or on behalf of one or both Parties (or any of their respective Affiliates) during the Term, solely or jointly with any Third Party, in the course of activities conducted pursuant to the Research Program or otherwise in the performance of any obligations under this Agreement, including the results of the Research Program and any Collaboration RNP Complexes.

1.40     “Collaboration Patents” means all Patent Rights that claim Collaboration Know-How.

1.41     “Collaboration RNP Complex” means, with respect to a Collaboration Target, any RNP Complex that (a) modulates the expression of such Collaboration Target; and (b) is generated or delivered by or on behalf of Editas under the Research Program (including, for clarity, any such RNP Complex that was generated or developed by or on behalf of Editas prior to the Amendment Date under the Original Agreement or the First Amended and Restated Agreement (or, with respect to an Additional Target, prior to the date that the Target is designated as an Additional Target pursuant to this Agreement)). For clarity, (i) a “Lead Candidate” or “Related Collaboration RNP Complex” shall remain included in the definition of “Collaboration RNP Complex” and (ii) Collaboration RNP Complex shall exclude all Lapsed Collaboration RNP Complexes.

1.42     “Collaboration Target” means (a) any Initial Collaboration Target, including Derivatives thereof; and (b) any Additional Targets designated by Juno in writing pursuant to Section 2.4(b), including Derivatives thereof.

1.43     “Commercialization” means any and all activities directed to the commercialization of a product, including commercial manufacturing (including Manufacturing) and commercial supply of a product, marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering and commercially selling such product, importing, exporting and transporting such product for commercial sale, and seeking of pricing and reimbursement of a product (if applicable), whether before or after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale such product), as well all regulatory compliance with respect to the foregoing.  For clarity, “Commercialization” does not include any clinical trial commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

1.44     “Commercially Reasonable Efforts” means, with respect to a Party, the efforts required in order to carry out a task in a diligent and sustained manner without undue interruption or delay, which level is at least commensurate with the level of effort that a similarly situated Third Party biopharmaceutical company would devote to a product of similar market potential and having similar commercial and scientific advantages and disadvantages resulting from its own research efforts or to which it has rights, taking into account its safety and efficacy, regulatory status, the competitiveness of the marketplace, its proprietary position, pricing, reimbursement, launching strategy and other market specific factors, and all other relevant factors.

1.45     “Confidential Information” has the meaning set forth in Section 8.1.

1.46     “Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any IP (including Patent Rights and Know-How) or Confidential Information, the ability of a Party or its Affiliates, as applicable, (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party the licenses or sublicenses as provided herein, or to otherwise disclose such IP or Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party at the time such Party or its Affiliates, as applicable, would be required hereunder to grant the other Party such license or sublicenses as provided herein or to otherwise disclose such IP or Confidential Information to the other Party.

1.47     “Cpf1 Agreement” means the Cpf1 License Agreement by and between Broad and Editas, dated as of December 16, 2016.

1.48     “Cure Period” has the meaning set forth in Section 12.2(a).

1.49     “Data Package” means, with respect to a given Program, a data package that may include each of the following: (a) all data related to such Program, including selection and ranking criteria for any Collaboration RNP Complex(es) within such Program; (b) a reasonably detailed analysis of the data related to such Program (which analysis shall be in an appropriate format); (c) a reasonably detailed summary of the Research activities conducted with respect to such Program (which summary shall be in an appropriate format); (d) a list of any exceptions to any of Editas’ representations or warranties set forth in the License Agreement that Editas would need to include if the Parties enter into a Licensed Program Addendum for such Program, as well as a draft of all schedules and exhibits to the License Agreement, in each case, as proposed by Editas to be attached to the License Agreement with respect to such Program if the Parties enter into such a Licensed Program Addendum; (e) a description of any Third Party funding sources, including government funding, with respect to such Program or any Research Program activities conducted with respect to such Program; and (f) a description of any Subsequently Obtained IP for the applicable Collaboration RNP Complex(es), including Allocable Costs and Additional Sublicense Terms of such Subsequently Obtained IP (as determined pursuant to Section 7.6(b)).

1.50     “Derivative” means, with respect to a Target or antigen, all fragments, complexes, variants or post-translationally modified and mutated forms of such Target or antigen, as applicable.

1.51     “Derived T-Cell” means a T-Cell that is derived from a PSC cell or any other precursor cell.

1.52     “Designee” has the meaning set forth in Section 2.6(d)(iii).

1.53     “Development” means pre-clinical and clinical drug development activities, and other development activities, including:  test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing (including Manufacturing), quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing and clinical studies, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.54     “Directed to” means, with respect to a given Target, that an RNP Complex (or any component thereof) recognizes or modulates such Target.

1.55     “Dispute” has the meaning set forth in Section 13.2(a).

1.56     “DOJ” has the meaning set forth in Section 3.5(b).

1.57     “Dollars” or “$” means the legal tender of the United States.

1.58     “Editas” has the meaning set forth in the preamble.

1.59     “Editas Background IP” means, collectively, the Editas Background Patents and Editas Background Know-How, but in all cases, expressly excluding any Collaboration IP.

1.60     “Editas Background Know-How” means any and all Know-How that is Controlled by Editas or any of its Affiliates (other than through the grant of a license from Juno or any of its Affiliates to Editas or any of its Affiliates) as of the Amendment Date or at any time thereafter until the end of the Term and that is (a) necessary or useful to research, develop, make, have made, import, use, offer to sell, sell or otherwise exploit any Collaboration RNP Complex or is otherwise related to the exploitation of any Collaboration Target; or (b) otherwise used by or on behalf of Editas or any of its Affiliates in the performance of the Research Program or any other obligations under this Agreement, but in all cases, expressly excluding any Collaboration Know-How and Excluded Know-How; provided, however, that, on a Program-by-Program basis, with respect to any Know-How that is Subsequently Obtained IP, such Know-How shall be included within the definition of Editas Background Know-How only if the provisions of Section 7.6(b) are met.

1.61     “Editas Background Patents” means any and all Patent Rights that are Controlled by Editas or any of its Affiliates (other than through the grant of a license from Juno or any of its Affiliates to Editas or any of its Affiliates) as of the Amendment Date or at any time thereafter until the end of the Term and that claim or cover (a) any Collaboration RNP Complex or Collaboration Target, or the research, development, making, having made, import, use, offering to sell, selling or other exploitation of any of the foregoing; or (b) any Editas Background Know-How, but in all cases, expressly excluding any Collaboration Patents and Excluded Patents; provided, however, that, on a Program-by-Program basis, with respect to any Patent Rights that are Subsequently Obtained IP, such Patent Rights shall be included within the definition of Editas Background Patents only if the provisions of Section 7.6(b) are met.

1.62     “Editas-BlueRock Joint Patents” has the meaning set forth in Section 7.2(a).

1.63     “Editas Collaboration IP” means any and all Collaboration IP that is created, conceived, discovered, developed, generated, invented, made or reduced to practice, by or on behalf of Editas (or any of its Affiliates), solely or jointly with any Third Party, but excluding any Joint Collaboration IP.

1.64     “Editas Collaboration Know-How” means any and all Collaboration Know-How included within the Editas Collaboration IP.

1.65     “Editas Collaboration Patents” means any and all Patent Rights that claim Editas Collaboration Know-How, including the Patent Rights set forth on Schedule 1.65.

1.66     “Editas Indemnitees” has the meaning set forth in Section 10.1.

1.67     “Editas Material Transfer Agreement” has the meaning set forth in Section 2.7(a).

1.68     “Editas Materials” means any and all Materials, including RNP Complexes (including any components or sequences thereof), compositions of matter, cells and cell lines, assays, imaging agents used to assess DNA modification, reagents, DNA sequences, internal controls and any other physical, biological or chemical material, in each case, that are (a) Controlled by Editas or its Affiliates and related to or necessary or reasonably useful to Research, Develop, Manufacture, Commercialize or otherwise exploit any Collaboration RNP Complex or otherwise related to any Collaboration Target; and (b)(i) created, conceived, discovered, developed, generated, invented, made or reduced to practice, by or on behalf of Editas (or any of its Affiliates), solely or jointly with any Third Party, in the performance of the Research Program or any other obligations under this Agreement or (ii) otherwise included or utilized by or on behalf of Editas or any of its Affiliates in the performance of the Research Program or any other obligations under this Agreement.

1.69     “EEA” means all countries that are officially recognized as member states of the European Economic Area at any particular time.

1.70     “Electronic Delivery” has the meaning set forth in Section 13.15.

1.71     “EMA” means the European Medicines Agency of the European Union, or the successor thereto.

1.72     “EU” means all countries that are officially recognized as member states of the European Union at any particular time, including the United Kingdom regardless of whether actually within the European Union.

1.73     “EU Data Protection Laws” has the meaning set forth in Section 2.8(e).

1.74     “Evaluation and Validation Period” has the meaning set forth in Section 2.6(b).

1.75     “Excluded Base Editing Non-Cancer Field” has the meaning set forth in Section 1.140.

1.76     “Excluded Know-How” means any Know-How that is Controlled by an Acquiring Affiliate, which Know-How (a) was Controlled by such Acquiring Affiliate immediately prior to the effective date of such Change of Control; or (b) first becomes Controlled by such Acquiring Affiliate on or after the effective date of such Change of Control (but is not Controlled by Editas or any of its Affiliates (excluding, for purposes of this provision, any Acquiring Affiliate)) and was developed, invented, obtained or otherwise Controlled by such Acquiring Affiliate independently of this Agreement and without the direct or indirect use of any Editas Background IP, Collaboration IP or Confidential Information of Juno or any of its Affiliates; provided, however, that, in all cases, Excluded Know-How shall not include any Know-How that is used by or on behalf of Editas or any of its Affiliates (including any Acquiring Affiliate) in the performance of the Research Program or any other obligations under this Agreement.

1.77     “Excluded Ocular Field” has the meaning set forth in Section 1.140.

1.78     “Excluded Patents” means any Patent Rights Controlled by an Acquiring Affiliate, which Patent Rights (a) were Controlled by such Acquiring Affiliate immediately prior to the effective date of such Change of Control; or (b) first became Controlled by such Acquiring Affiliate on or after the effective date of such Change of Control (but are not Controlled by Editas or any of its Affiliates (excluding, for purposes of this provision, any Acquiring Affiliate)) and solely claim Excluded Know-How; provided, however, that, in all cases, Excluded Patents shall not include any Patent Rights that are (i) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any Editas Background Patents, Editas Collaboration Patents or Joint Collaboration Patents that were Controlled by Editas (or any of its Affiliates) prior to such Change of Control, as well as any other Patent Rights that claim priority to any of any such Editas Background Patents, Editas Collaboration Patents or Joint Collaboration Patents, or (ii) practiced by or on behalf of Editas or any of its Affiliates (including any Acquiring Affiliate) in the performance of the Research Program or any other obligations under this Agreement.

1.79     “Exclusions Lists” has the meaning set forth in Section 1.199.

1.80     “Exclusive Field” means the use of Genome Editing Technology in connection with the Research, Development, Manufacture, Commercialization or other exploitation of (a) α-β T-Cells or (b) Other Derived T-Cells.

1.81     “Executive Officers” means (a) with respect to Editas, Chief Executive Officer; and (b) with respect to Juno, the [**].

1.82     “Existing Acquirer Program” has the meaning set forth in Section 5.3(b).

1.83     “Extension Term” has the meaning set forth in Section 2.2.

1.84     “FDA” means the Food and Drug Administration of the United States, or the successor thereto.

1.85     “First Amended and Restated Agreement” has the meaning set forth in the preamble.

1.86     “First Amended Effective Date” has the meaning set forth in the preamble.

1.87     “Force Majeure” has the meaning set forth in Section 13.5.

1.88     “Foundational In-License” means the Cas9-I Agreement, Cas9-II Agreement, Cpf1 Agreement, 2014 MGH Agreement or 2016 MGH Agreement and “Foundational In-Licenses” means the Cas9-I Agreement, Cas9-II Agreement, Cpf1 Agreement, 2014 MGH Agreement and 2016 MGH Agreement.

1.89     “FTC” has the meaning set forth in Section 3.5(b).

1.90     “GDPR” has the meaning set forth in Section 2.8(e).

1.91     “GenEdit Agreement” means the Collaboration and License Agreement by and between GenEdit, Inc. and Editas, dated as of October 8, 2019.

1.92     “Genome Editing Technology” means any and all technology used to edit or modify the genome of a cell.

1.93     “Good Clinical Practices” or “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or applicable Law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.94     “Good Laboratory Practices” or “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or applicable Law in the relevant jurisdiction, including in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.

1.95     “Good Manufacturing Practices” or “GMP” means the applicable then-current standards relating to Manufacturing practices for fine chemicals, intermediates, bulk products or finished products, biologics, gene or cell therapy, as are required by applicable Regulatory Authorities or applicable Law in the relevant jurisdiction, including, as applicable, (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”; and (c) all equivalent applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or product, as applicable.

1.96     “Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.97     “gRNA” means an oligonucleotide containing RNA, DNA, or other DNA/RNA modifications that can form a complex with an RGEN and mediate the specific targeting of that complex to a DNA sequence of interest.

1.98     “Harvard” means the President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts.

1.99     “Harvard-Broad License” means any of the Cas9-I Agreement, the Cas9-II Agreement or the Cpf1 Agreement and “Harvard-Broad Licenses” means the Cas9-I Agreement, the Cas9-II Agreement and the Cpf1 Agreement.

1.100   “HHMI” means the Howard Hughes Medical Institute.

1.101   “HHMI Indemnitees” means HHMI, and its trustees, officers, employees, and agents.

1.102   “HHMI Names” has the meaning set forth in Section 11.2.

1.103   “HIPAA” has the meaning set forth in Section 1.135.

1.104   “HSR Act” has the meaning set forth in Section 1.16.

1.105   “HSR Filing” has the meaning set forth in Section 3.5(b).

1.106   “[**]” means [**].

1.107   “Implementation Date” has the meaning set forth in Section 3.5(b).

1.108   “Increased Tax” has the meaning set forth in Section 6.5(d).

1.109   “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto.  References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.110   “Indemnitee” has the meaning set forth in Section 10.3.

1.111   “Indemnitor” has the meaning set forth in Section 10.3.

1.112   “Initial Collaboration Targets” has the meaning set forth in Section 2.4(a).

1.113   “Initial Research Program Term” means the period beginning on the Amendment Date and ending on the five (5) year anniversary thereof.

1.114   “In-License Agreement” means any of (a) the Foundational In-Licenses; (b) the [**] Agreement; (c) the GenEdit Agreement or (d) any other agreement pursuant to which Editas or any of its Affiliates obtains a license under any Subsequently Obtained IP and such Subsequently Obtained IP is elected by Juno and included pursuant to Section 7.6(b).

1.115   “In-Licensor”  means the Third Party(ies) that granted a license(s) under the terms of an In-License Agreement.

1.116   “Institution Indemnitees” means each Institution, Rockefeller, Iowa, UTokyo, Wageningen and MIT and each of their current and former directors, governing board members,

trustees, officers, faculty, affiliated investigators, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns.

1.117   “Institution Names” has the meaning set forth in Section 11.2.

1.118   “Institutions” means Harvard and Broad.

1.119   “Iowa” means the University of Iowa Research Foundation.

1.120   “IP” means intellectual property of any and all types, including Patent Rights, Know-How and copyrights, but excluding trademarks and trademark applications.

1.121   “iPSC” has the meaning set forth in Section 1.173.

1.122   “Joint Collaboration IP” means, collectively, any and all Joint Collaboration Know-How and Joint Collaboration Patents.

1.123   “Joint Collaboration Know-How” means any and all Collaboration Know-How that is created, conceived, discovered, developed, generated, invented, made or reduced to practice jointly by or on behalf of Editas or any of its Affiliates, on the one hand, and Juno or any of its Affiliates, on the other hand, including with any Third Party.

1.124   “Joint Collaboration Patents” means any and all Patent Rights that claim Joint Collaboration Know-How, including the Patent Rights set forth on Schedule 1.124.

1.125   “Joint Counsel” has the meaning set forth in Section 7.2(b).

1.126   “JSC” or “Joint Steering Committee” has the meaning set forth in Section 4.2.

1.127   “Juno” has the meaning set forth in the preamble.

1.128   “Juno Collaboration IP” means any and all Collaboration IP that is created, conceived, discovered, developed, generated, invented, made or reduced to practice, by or on behalf of Juno (or any of its Affiliates), solely or jointly with any Third Party, but excluding any Joint Collaboration IP.

1.129   “Juno Collaboration Know-How” means any and all Collaboration Know-How included within the Juno Collaboration IP.

1.130   “Juno Collaboration Patents” means any and all Patent Rights that claim Juno Collaboration Know-How.

1.131   “Juno Indemnitees” has the meaning set forth in Section 10.2.

1.132   “Juno Indemnitor” has the meaning set forth in Section 11.1(a).

1.133   “Know-How” means any and all proprietary (a) information, techniques, technology, practices, trade secrets, inventions, methods (including methods of use or administration or dosing), knowledge, data, results and software and algorithms, including pharmacological, toxicological and clinical test data and results, compositions of matter, chemical structures and formulations, sequences, processes, formulae, techniques, research data, reports, standard operating procedures, batch records, manufacturing data, analytical and quality control data, analytical methods (including applicable reference standards), assays and research tools, in each case, whether patentable or not; and (b) tangible manifestations thereof, including any Materials.

1.134   “Lapsed Collaboration RNP Complex” means any Lead Candidate or Related Collaboration RNP Complex that is deemed to be a “Lapsed Collaboration RNP Complex” pursuant to Section 3.2(c).

1.135   “Law” means any and all applicable laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including, to the extent applicable, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation (2016/679), in each case, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor.

1.136   “Lead Candidate” means any Collaboration RNP Complex that satisfies the Lead Candidate Selection Criteria as determined by the JSC in accordance with Section 2.6(b).

1.137   “Lead Candidate Notification” has the meaning set forth in Section 2.6(b).

1.138   “Lead Candidate Selection Criteria” means the criteria for selection of a Lead Candidate as determined by the JSC in accordance with Section 2.6(a), as such criteria may be amended from time to time by the JSC.

1.139   “License Agreement” has the meaning set forth in Section 3.1.

1.140   “Licensed Field” means the use of Genome Editing Technology in connection with the Research, Development, Manufacture, Commercialization or other exploitation of (a) α-β T-Cells or (b) Other Derived T-Cells; provided, however, that (i) to the extent that, due to the Allergan Agreement, Editas does not have the right to grant rights hereunder to Juno to use Genome Editing Technology on α-β T-Cell or Other Derived T-Cell products specifically intended for the treatment, control, mitigation, prevention or cure of any disease (excluding cancer) of the eye or its adnexa (the “Excluded Ocular Field”), then the Licensed Field shall exclude the Excluded Ocular Field and (ii) to the extent that, due to the Beam Agreement, Editas does not have the right to grant rights hereunder to Juno to use Base Editing technology on α-β T-Cell or Other Derived T-Cell products specifically intended for any field outside of cancer (the “Excluded Base Editing Non-Cancer Field”), then the Licensed Field shall exclude the Excluded Base Editing Non-Cancer Field.

1.141   “Licensed Program Addendum” has the meaning set forth in Section 3.1.

1.142   “Manufacture” or “Manufacturing” means any and all activities related to the manufacturing of a product or any component or ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product in bulk or finished form for Development or Commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a product, and regulatory activities related to any of the foregoing.  When used as a verb, “Manufacture” means to engage in Manufacturing.

1.143   “Marketing Authorization Application” or “MAA” means a marketing authorization application, biologics license application (BLA) or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, to obtain marketing approval for a product, in a country or in a group of countries.

1.144   “Materials” means any and all tangible chemical or biological research materials that are used by or on behalf of a Party in, or provided or otherwise made available by one Party or any of its Affiliates to the other Party or any of its Affiliates for use in, the performance of the Research Program or any of its other obligations under this Agreement, including any Editas Materials.

1.145   “MCKD1” has the meaning set forth in Section 2.4(b).

1.146   “MGH” means The General Hospital Corporation, d/b/a Massachusetts General Hospital.

1.147   “MGH Indemnitees” means MGH and its affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns.

1.148   “MGH License” means the 2014 MGH Agreement or the 2016 MGH Agreement and “MGH Licenses” means the 2014 MGH Agreement and the 2016 MGH Agreement.

1.149   “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them) as the case may be.

1.150   “MIT” means the Massachusetts Institute of Technology, a not-for-profit Massachusetts Corporation with a principal place of business at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139.

1.151   “Non-Bankruptcy Party” has the meaning set forth in Section 5.4.

1.152   “Non-Publishing Party” has the meaning set forth in Section 8.6.

1.153   “Officials” has the meaning set forth in Section 2.8(b).

1.154   “Opt-In Right” has the meaning set forth in Section 3.1.

1.155   “Opt-In Right Exercise Notice” has the meaning set forth in Section 3.2(a).

1.156   “Opt-In Term” means, with respect to a given Program, the period beginning on the date on which Editas delivers to Juno the complete Data Package for such Program in accordance with Section 2.6(d)(i) or 2.6(d)(ii), as applicable, and ending [**] thereafter (as such period may be extended as set forth in Section 2.6(d)(iv), Section 3.2(b) or Section 7.6(b)); provided that if Juno exercises its Opt-In Right for a given Program in accordance with this Agreement, then the Opt-In Term for such Program shall automatically be deemed extended until the Parties enter into a Licensed Program Addendum for such Program, and upon execution thereof, the Opt-In Term for such Program shall automatically be deemed to expire.

1.157   “Original Agreement” has the meaning set forth in the preamble.

1.158   “Original Effective Date” has the meaning set forth in the preamble.

1.159   “Other Derived T-Cell” means any Derived T-Cell, but excluding any (a) α-β T-Cell or (b) γ-δ T-Cell.

1.160   “Party” or “Parties” means, respectively, Editas or Juno individually, or Editas and Juno collectively.

1.161   “Patent Challenge” means (a) with respect to a given Editas Background Patent (other than any such Patent Rights Controlled by Editas under the Harvard-Broad Licenses) or Editas Collaboration Patent, a challenge to the validity, patentability or enforceability of such Editas Background Patent or Editas Collaboration Patent, in a legal action or an administrative proceeding initiated by or on behalf of Juno or its Affiliate, but excluding any such challenge in defense of any claims raised by or on behalf of Editas (or any of its Affiliates, sublicensees or In-Licensors) against Juno (or any of its Affiliates), or otherwise in connection with an assertion of a cross-claim or a counter-claim; and (b) with respect to any Patent Rights Controlled by Editas under the Harvard-Broad Licenses, the patent challenge terms of Section 5.6 applicable to such Harvard-Broad License shall apply.

1.162   “Patent Rights” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide; (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications; and (c) foreign counterparts of any of the foregoing.

1.163   “Payee Party” has the meaning set forth in Section 6.5(b).

1.164   “Paying Party” has the meaning set forth in Section 6.5(b).

1.165   “Payment” has the meaning set forth in Section 2.8(b).

1.166   “Permitted Purposes” has the meaning set forth in Section 2.7(a).

1.167   “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.168   “Personal Data” means any information relating to an identified or identifiable individual or otherwise as defined under applicable Laws.

1.169   “Program” means the Research Program, as related to a given Lead Candidate and any Related Collaboration RNP Complexes with respect to such Lead Candidate.

1.170   “Program Assets” has the meaning set forth in Section 3.3(a).

1.171   “Program-Specific Information” has the meaning set forth in Section 8.2.

1.172   “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to Patent Rights, the preparation, filing, prosecution and maintenance of such Patent Rights, as well as re-examinations, reissues and appeals with respect to such Patent Rights, together with the initiation or defense of interferences, oppositions, inter partes review, re-examinations, derivations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent Rights, but excluding the defense of challenges to such Patent Rights as a counterclaim in an infringement proceeding) with respect to the particular Patent Rights, and any appeals therefrom.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to Patent Rights.

1.173   “PSC” means any pluripotent stem cell, including any induced pluripotent stem cell (“iPSC”).

1.174   “Publishing Party” has the meaning set forth in Section 8.6.

1.175   “Regulatory Approval” means any and all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular indication in a country or region, and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such indication.

1.176   “Regulatory Authority” means any national or supranational Governmental Authority, including the FDA in the U.S., the EMA in the EU and the MHLW in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for Research, Development (including the conduct of clinical trials), Manufacture or Commercialization of, and the granting of Regulatory Approval for, a product, as applicable, in such country or region.

1.177   “Related Collaboration RNP Complex” means, with respect to a given Lead Candidate, any other Collaboration RNP Complex that (a) incorporates or contains the same

RGEN as such Lead Candidate; and (b) is Directed to the same Collaboration Target as such Lead Candidate.

1.178   “Relinquished Target” has the meaning set forth in Section 2.4(b).

1.179   “Research” means any and all research activities (including to characterize, screen, discover, identify, sequence, generate and develop) with respect to a Target or any Derivative thereof, product or Genome Editing Technology (including any RNP Complex or component or variant form thereof), including derivatization and other modification of a product or any component thereof (including modification, removal or replacement of, or addition to, any such Genome Editing Technology).

1.180   “Research Program” means (a) a collaborative program of Research related to α-β T-Cells, Other Derived T-Cells, Targets and Genome Editing Technology (including RNP Complexes), undertaken by the Parties pursuant to this Agreement, including all Programs and (b) all research conducted under the Original Agreement and the First Amended and Restated Agreement.  For clarity, a Research Program shall not include any activities performed pursuant to the License Agreement.

1.181   “Research Program Term” means the period commencing on the Original Effective Date and ending upon the later of (a) the expiration of the Initial Research Program Term; and (b) in the event that the Research Program Term is extended in accordance with Section 2.2, the expiration of the last to expire Extension Term; provided, however, that the Research Program Term shall automatically expire upon the earlier termination of this Agreement in accordance with ARTICLE 12.

1.182   “RGEN” means an RNA-guided engineered nuclease (or any variant form thereof) that, when paired with gRNA, is able to interact with specific DNA sequences.

1.183   “RNP Complex” means a complex comprising a gRNA and RGEN.

1.184   “Rockefeller” means The Rockefeller University.

1.185   “SEC” has the meaning set forth in Section 8.4(a)(i).

1.186   “Section 365(n)” has the meaning set forth in Section 5.4.

1.187   “Securities Regulators” has the meaning set forth in Section 8.4(c).

1.188   “Subsequently Obtained IP” has the meaning set forth in Section 7.6(a).

1.189   “Target” means (a) a gene; and (b) any variant, isoform or polymorphism of any such gene.

1.190   “T-Cell” means a cell that expresses or has ever expressed one or more T-cell receptors.

1.191   “Term” has the meaning set forth in Section 12.1.

1.192   “Territory” means worldwide.

1.193   “Third Party” means any Person other than Editas and Juno, and their respective Affiliates.

1.194   “Third Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party against a Party (or the Editas Indemnitees or Juno Indemnitees, as applicable).

1.195   “Third Party Damages” means all losses, costs, claims, damages, judgments, liabilities or expenses of any kind or nature payable to a Third Party by a Party (or the Editas Indemnitees or Juno Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).

1.196   “Transferred Editas Materials” has the meaning set forth in Section 2.7(a).

1.197   “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.198   “UTokyo” means the University of Tokyo.

1.199   “Violation” means that Editas or any of its officers or directors or any other Editas personnel (or other permitted agents of Editas performing activities hereunder including any of Editas’ Affiliates, Third Party contractors and their respective officers and directors) has been:  (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at http://sam.gov/portal/public/SAM/); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c) collectively, the “Exclusions Lists”).

1.200   “Wageningen” means Wageningen University.

ARTICLE 2

RESEARCH PROGRAM

2.1       Conduct of  a Research Program.

(a)        General.  Subject to the terms and conditions set forth herein, during the Research Program Term, Editas may conduct Research activities under the Research Program with respect to each Collaboration Target.

(b)        Costs.  Commencing on the Amendment Date Editas shall be solely responsible for any and all costs and expenses incurred by or on behalf of Editas or any of its Affiliates in performance of any activities under the Research Program.  From and after Juno’s exercise of its Opt-In Right with respect to a Program, the Editas Research activities in the Research Program with respect to such Program pursuant to this Agreement shall cease.

(c)        Activities Under Research Program.  Editas may (in its discretion) conduct (or have conducted) Research activities during the Research Program Term for a Collaboration RNP Complex in connection with α-β T-Cells or Other Derived T-Cells only under and in accordance with this Agreement, and subject to Juno’s Opt-In Rights hereunder.  For clarity, nothing in this Section 2.1(c) is intended to limit or otherwise modify Editas’ rights to conduct activities (including research, development, manufacturing or commercialization activities) outside of the Exclusive Field, even as such activities relate to the research and development of RNP Complexes Directed to Collaboration Targets. Editas shall be responsible for research strategy and the conduct of activities under the Research Program during the Research Program Term.  Notwithstanding anything to the contrary set forth herein, if any Research activities are undertaken by or on behalf of Editas or any of its Affiliates (other than in the conduct of an Existing Acquirer Program by any Acquiring Affiliate) with respect to any RNP Complex Directed to a Collaboration Target in connection with α-β T-Cells or Other Derived T-Cells in the Exclusive Field (other than with respect to any Lapsed Collaboration RNP Complexes), then such activities shall automatically be deemed to be undertaken pursuant to a Program under this Agreement.

2.2       Extension of Research Program Term.  The Initial Research Program Term may be extended for up to two (2) additional one (1) year periods (each, an “Extension Term”) (i.e., seven (7) years total).  Juno may elect the first Extension Term, by written notice to Editas no later than [**] prior to the expiration date of the Initial Research Program Term, subject to payment of the extension fee described in Section 6.3 no later than the expiration of the Initial Research Program Term.  If the first Extension Term is effective, Juno may request a second Extension Term by written notice to Editas any time up to [**] prior to the expiration of the first Extension Term and, no later than [**] after Juno’s request, Editas shall agree or refuse such second Extension Term request by written notice to Juno.  If Editas agrees to such second Extension Term request, Juno shall pay the extension fee described in Section 6.3 no later than the expiration of the first Extension Term and the Research Program Term shall be extended until the expiration of the second Extension Term.  If Editas refuses such second Extension Term request, the Research Program Term shall expire upon the expiration of the first Extension Term.

2.3       Use of Third Parties.  Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform its obligations or exercise any of the rights under this Agreement; provided, however, that, except for the Third Party subcontractors set forth on Schedule 2.3, which subcontractors have been engaged by or behalf of Editas as of the Amendment Date, all such subcontractors utilized by Editas to conduct the Research Program shall be first discussed at the JSC.  Any such Third Party subcontractor must have entered into a written agreement with such Party that includes terms and conditions in such written agreement: (a) protecting and limiting use and disclosure of Confidential Information comparable to the requirements under this Agreement, including in accordance with, or on terms no less stringent than, ARTICLE 8; (b) unless otherwise mutually agreed by the Parties, requiring the Third Party subcontractor and its personnel to assign or irrevocably exclusively license to such Party all right, title and interest in and to any IP created, conceived, discovered, developed, generated, invented, made or reduced to practice in connection with performance of subcontracted activities that if such activities had been performed by such Party, would be subject to a license (or option for a license) granted by such Party to the other Party hereunder; provided, however, that such IP may exclude improvements to the specific proprietary platform technology of such Third Party subcontractor that are generally applicable to such Third Party subcontractor’s business to the extent not primarily related to, or primarily developed with the use of, any Editas Background IP, Collaboration IP or Confidential Information of the other Party; and (c) obligating such Third Party subcontractor to comply with all applicable provisions of this Agreement, including Section 2.5 and Section 2.8; provided that, following discussion at the JSC, this clause (c) shall not apply with respect to those Third Party subcontractors set forth on Schedule 2.3, solely to the extent that such Third Party subcontractors are performing activities pursuant to agreements with Editas in effect as of the Amendment Date.  Each Party shall ensure that any such Third Party subcontractor shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and shall perform such work consistent with the terms of this Agreement; provided, however, that each Party shall remain at all times fully liable for its responsibilities under this Agreement.

2.4       Collaboration Targets.

(a)        Initial Collaboration Targets.  The Parties agree that, as of the Amendment Date, there are nine (9) initial Collaboration Targets as set forth on Schedule 2.4(a) (the “Initial Collaboration Targets”).

(b)        Additional Targets.  From the Amendment Date until the date that is [**] prior to the end of the Research Program Term, Juno shall have the right (in its sole discretion), from time to time, by delivery of written notice to Editas in accordance with this Section 2.4(b), to include as Collaboration Targets up to eleven (11) additional Targets, other than (i) [**], (ii) [**] and (iii) any Relinquished Target (each, an “Additional Target”).  For clarity, Juno shall not be permitted to name any Additional Target(s) fewer than [**] prior to the end of the Research Program Term.  Such notice shall identify with specificity the Target(s) that Juno wishes to add, so that Editas may distinguish it (them) from other Targets. Juno shall only designate Additional Targets under this Section 2.4(b) that Juno in good faith believes are suitable for the Research Program.  Any Additional Target that Juno designates pursuant to this Section 2.4(b) shall be a Collaboration Target under this Agreement upon Juno providing such notice and Schedule 2.4(a) shall be updated to reflect such Additional Target.  Notwithstanding anything to the contrary herein, Juno hereby acknowledges that Editas’ license under the Harvard-Broad Licenses to the Targets set forth on Schedule 2.4(b) (the “Co-Exclusive Targets”) is co-exclusive with certain Third Parties.  In the event that Juno designates a Co-Exclusive Target as a Collaboration Target pursuant to this Section 2.4(b) and subsequently exercises its Opt-In Rights with respect to a Program Directed to such Collaboration Target, Juno hereby acknowledges and agrees that the Editas Background Patents and Editas Background Know-How that are licensed to Editas under the Harvard-Broad Licenses would be sublicensed to Juno pursuant to the License Agreement on a co-exclusive basis with the applicable Third Party for such Program.  Notwithstanding anything to the contrary herein, Juno hereby acknowledges that Editas’ license under the Harvard-Broad Licenses to exploit IP for use in medullary cystic kidney disease 1 (“MCKD1”) is non-exclusive.  In the event that Juno designates a Target for MCKD1 pursuant to this Section 2.4(b) and subsequently exercises its Opt-In Rights with respect to a Program Directed to such Target, Juno hereby acknowledges and agrees that the Editas Background Patents and Editas Background Know-How that are licensed to Editas under the Harvard-Broad Licenses would be sublicensed to Juno pursuant to the License Agreement on a non-exclusive basis for such Program to the extent such IP is used in the MCKD1 field. As used herein, “Relinquished Target” shall mean a Target (other than a Collaboration Target) proposed by Institutions (including at the request of a Third Party) to be relinquished pursuant to the inclusive innovation model mechanics under the Harvard-Broad Licenses and that the Parties thereafter discuss in good faith and mutually agree in writing is reasonably unlikely to potentially be included as a Collaboration Target hereunder and therefore should be relinquished by Editas pursuant to the inclusive innovation model mechanics under the Harvard-Broad Licenses; provided that, for clarity, any Target that is not designated as a Relinquished Target shall not be required to be included as an Additional Target (but, for clarity, Juno shall not have any right to exercise an Opt-In Right as to any Program for such Target unless Juno first designates such Target as an Additional Target).

2.5       Records; Inspection.  During the Term and for a period of [**] thereafter (or such longer period of time as may be required by applicable Law), Editas shall maintain complete, current and accurate records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner and appropriate for regulatory and Prosecution and Maintenance purposes as shall properly reflect all work done and results achieved by or on behalf of Editas or any of its Affiliates in the performance of the Research Program (including all data), and shall be prepared and maintained in accordance with applicable Law, including, as applicable, GCP, GLP and GMP record keeping requirements where applicable.

2.6       Lead Candidate Selection Criteria; Data Package.

(a)        Lead Candidate Selection Criteria.  The initial Lead Candidate Selection Criteria may be established by the JSC.  The JSC shall have the right to amend the Lead Candidate Selection Criteria from time to time, which amendments may be made on an overall basis or on a Program-by-Program basis.

(b)        Evaluation Against Lead Candidate Selection Criteria.  During the Research Program Term, Editas may notify the JSC of any Collaboration RNP Complexes (including the sequences thereof) identified by or on behalf of Editas or any of its Affiliates in the course of its ongoing Research activities pursuant to a Research Program that Editas reasonably believes has satisfied, or will satisfy within [**] of such notice, the Lead Candidate Selection Criteria (such notice, a “Lead Candidate Notification”). The Lead Candidate Notification shall include a schedule of any In-License Agreements (including for any Subsequently Obtained IP) relevant to the applicable proposed Lead Candidate and any Related Collaboration RNP Complex(es). Following Juno’s receipt of a particular Lead Candidate Notification, the JSC shall discuss in good faith for a period of up to [**] whether the applicable Collaboration RNP Complex satisfies the Lead Candidate Selection Criteria (the “Evaluation and

Validation Period”).  Subject to this Section 2.6(b) and Section 2.6(c), if the JSC determines that any such Collaboration RNP Complex satisfies the Lead Candidate Selection Criteria, thereafter such Collaboration RNP Complex shall be designated a “Lead Candidate.”  A description of each Lead Candidate designated by the JSC in accordance with this Section 2.6(b) (including material data in connection therewith and sequences thereof) shall be included in the minutes of the JSC.

(c)        Validation.  Notwithstanding anything to the contrary set forth herein, during the Evaluation and Validation Period Juno may conduct its own testing to determine whether or not the applicable Collaboration RNP Complex satisfies the Lead Candidate Selection Criteria (but, for clarity, Juno may not unilaterally determine that a Collaboration RNP Complex satisfies the Lead Candidate Selection Criteria). In accordance with Section 2.7(a), Editas shall provide Juno with (i) reasonable research-grade quantities, not to exceed [**], of the applicable Collaboration RNP Complex and (ii) reasonable research-grade quantities of any other Editas Materials and methods reasonably requested by Juno in order to enable Juno to conduct the activities described under this Section 2.6(c).

(d)        Data Package.

(i)         On a Program-by-Program basis, within [**] following the JSC’s designation of the Lead Candidate for such Program pursuant to Section 2.6(b), Editas shall provide to Juno (or its Designee) a Data Package for the applicable Program.

(ii)       Without limiting Section 2.6(d)(i), (A) at any time following the date that is [**] prior to the end of the Research Program Term, upon written notice and payment of [**] Dollars ($[**]) by Juno to Editas, or (B) in the event that Juno exercises its right pursuant to Section 12.7, upon written notice by Juno to Editas (but for clarity, without additional consideration), in each case of clause (A) or (B), Juno may request a Data Package related to any Collaboration RNP Complex previously identified by Editas (other than any Lapsed Collaboration RNP Complex).  No later than [**] following receipt of such notice from Juno, Editas shall provide such Data Package to Juno or its Designee.  Notwithstanding the foregoing, Editas shall not be required to (x) deliver more than [**] pursuant to this Section 2.6(d)(ii) related to any Program, or (y) include in any such Data Package data other than such data in Editas’ (or its Affiliate’s) possession as of the date of receipt of written notice from Juno under this Section 2.6(d)(ii).  Any Collaboration RNP Complex for which Juno requests a Data Package pursuant to this Section 2.6(d)(ii) shall thereafter be deemed a “Lead Candidate.”

(iii)      Juno may designate one or more of its Affiliates or Third Party subcontractors or advisors (each, a “Designee”) to provide assistance to Juno under this Agreement, including to receive a Data Package pursuant to this Section 2.6(d).  Any such Designee shall, prior to receiving such Data Package, be bound by confidentiality obligations and restrictions on use consistent with those set forth in ARTICLE 8; provided, further, that Juno shall remain responsible for any failure by any Designee who receives Editas Confidential Information to treat such information in accordance with ARTICLE 8.

(iv)       Upon receipt of a Data Package, Juno (or its Designee) shall review such Data Package, and Juno (or its Designee) shall notify Editas, no later than [**] after receiving such Data Package, of any reasonable requests for additional information and records related to such Program that is within Editas’ (or its Affiliates’) Control, and Editas shall respond to such requests within [**] thereof.  If Editas does not provide such reasonably requested additional information to Juno (or its Designee) within such [**] period, then the Opt-In Term with respect to such Program shall be extended by a period of time equal to the number of days after such [**] period during which Editas fails to provide such reasonably requested additional information.  For clarity, Editas shall have no obligation to respond to unreasonable requests for additional information from Juno and such requests shall not function to extend the Opt-In Term with respect to any Program.

2.7       Technology Transfer.

(a)        Materials Transfer.  During the Research Program Term, at the request of Juno from time to time, Editas shall promptly transfer to Juno reasonably sufficient research-grade quantities of any Collaboration RNP Complexes or other Editas Materials as reasonably requested by Juno (collectively, the “Transferred Editas Materials”), solely for the following uses and purposes (the “Permitted Purposes”): (i) to conduct activities assigned to Juno by the JSC, (ii) following the commencement of the Evaluation and Validation Period with respect to a Program, to determine whether the applicable Collaboration RNP Complex meets the Lead Candidate Selection Criteria in accordance with Section 2.6(c), (iii) following Data Package delivery for a particular Lead Candidate to evaluate whether to exercise its Opt-In Right with respect to the applicable Program and to prepare for the conduct of Development activities following the potential exercise of such Opt-In Right (including to grow and develop cell lines, develop assays and conduct other tests and activities to evaluate the Opt-In Right and to prepare for the conduct of Development activities following the potential exercise of the Opt-In Right), and (iv) for such other purposes as may be agreed to by the Parties in writing.  All transfers of such Transferred Editas Materials by Editas to Juno shall be documented in a material transfer agreement in the form set forth on Exhibit B (an “Editas Material Transfer Agreement”), and shall set forth the type and name of the Transferred Editas Materials, the amount of the Transferred Editas Materials transferred and the date of the transfer of such Transferred Editas Materials.  In no event shall Editas be required under this Agreement to provide to Juno (A) more than [**] of a particular Collaboration RNP Complex or (B) any Editas Materials (including RNP Complexes) of a quality higher than research grade.  Juno shall only use the Transferred Editas Materials provided pursuant to this Section 2.7(a) for the Permitted Purposes and Juno shall use such Transferred Editas Materials in compliance with applicable Law, the terms and conditions of the Editas Material Transfer Agreement and this Agreement.

(b)        License; Ownership.  In connection with the Transferred Editas Materials for the Permitted Purposes, Editas shall grant, and hereby does grant effective upon entering into the applicable Editas Material Transfer Agreement, to Juno a non-exclusive, non-sublicensable (other than to its Affiliates and Third Party subcontractors performing the Permitted Purposes on behalf of Juno), license under the Patent Rights and Know-How Controlled by Editas necessary to use such Transferred Editas Materials solely for the Permitted Purposes.  Except as otherwise provided under this Agreement, all such Transferred Editas Materials delivered by Editas to Juno shall remain the sole property of Editas, shall only be used by Juno in furtherance of the Permitted Purposes, and, subject to ARTICLE 12, shall be returned to Editas or destroyed, in

Editas’ sole discretion, on a Program-by-Program basis upon the earliest to occur of (i) termination of this Agreement or the Editas Material Transfer Agreement, (ii) completion of the Permitted Purposes, (iii) discontinuation of the use of such Transferred Editas Materials by Juno, or (iv) the expiration of the Opt-In Term with respect to the Program to which the Transferred Editas Materials relate (provided that Juno shall not be required to return or destroy the applicable Transferred Editas Materials if Juno exercises its Opt-In Right for the applicable Program).

(c)        No Warranty.  ALL EDITAS MATERIALS TRANSFERRED PURSUANT TO AN EDITAS MATERIAL TRANSFER AGREEMENT OR PURSUANT TO SECTION 2.6(C) ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.  ALL EDITAS MATERIALS ARE EXPERIMENTAL IN NATURE AND SHALL BE USED BY JUNO WITH PRUDENCE AND APPROPRIATE CAUTION, AS NOT ALL OF THEIR CHARACTERISTICS MAY BE KNOWN.

(d)        License Agreements.  Notwithstanding the foregoing provisions of this Section 2.7, nothing in this Section 2.7 or the Editas Material Transfer Agreement shall limit any rights of the Parties under the License Agreement, including with respect to any Transferred Editas Materials,  and the provisions of this Section 2.7 shall not apply with respect to applicable Transferred Editas Materials from and after execution of the Licensed Program Addendum for the applicable Program.

2.8       Compliance Provisions.

(a)        General.  To the extent that activities are conducted by or on behalf of a Party or its Affiliates pursuant to this Agreement, including all Research activities, as applicable, such Party shall ensure that such activities are conducted in compliance with all applicable Laws (including, to the extent applicable, GCP, GLP and GMP), and good business ethics, and such Party will promptly notify the other Party in writing after it becomes aware of any deviations from any of the foregoing.  In addition, each Party hereby certifies that it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person (i) debarred under United States law (including 21 U.S.C. § 335a) or any foreign equivalent thereof, or (ii) that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each case, in performing any portion of the activities hereunder, including any Research activities.  Each Party will notify the other Party in writing immediately if any such debarment occurs or comes to its attention, and will, with respect to any person or entity so debarred promptly remove such person or entity from performing any such activities, function or capacity related to any such activities.

(b)        Governments and International Public Organizations.  Neither Party will make any payment (and each Party shall direct that its Affiliates and subcontractors do not make any payment), either directly or indirectly, of money or other assets, including (with respect to

Editas) any compensation such Party derives from this Agreement (hereinafter collectively referred to as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred to as “Officials”) where such Payment would constitute a violation of any applicable Law.  In addition, regardless of legality, neither Party will make any Payment (and will ensure that its Affiliates and subcontractors make no payment), either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of such Party’s business.

(c)        No Authority.  Each Party acknowledges that no employee of the other Party or its Affiliates will have authority to give any direction, either written or oral, relating to the making of any commitment by such Party or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

(d)        Exclusions Lists.  Neither Party will use (and will cause its Affiliates and subcontractors not to use) in the performance of the Research Program or other activities under this Agreement any Person (including any employee, officer, director or Third Party contractor) who is (or has been) on the Exclusions List, or who is (or has been) in Violation, in the performance of any activities hereunder.  Each Party certifies to the other Party, as of the Amendment Date, such Party has screened itself, and its officers and directors (and its Affiliates or subcontractors, and their respective officers and directors) against the Exclusions Lists and that it has informed the other Party in writing whether such Party, or any of its officers or directors (or any of its Affiliates or subcontractors or any of their respective officers and directors) has been in Violation.  After the execution of this Agreement, each Party will notify the other Party in writing immediately if any such Violation occurs or comes to its attention.

(e)        Personal Data.  Editas shall, to the extent applicable, ensure that all Personal Data disclosed or transferred under this Agreement, if any, is processed in accordance with applicable Laws, including the fair and lawful collection and processing of such Personal Data, the disclosure of such Personal Data to Juno in accordance with this Agreement and the transfer of such Personal Data (including any transfer from inside the EEA, UK or Switzerland to outside the EEA), including any applicable European law or regulation (such as the EU General Data Protection Regulation (2016/679) (“GDPR”)) relating to the protection of Personal Data and all Laws implementing or supplementing the GDPR (collectively, “EU Data Protection Laws”) and HIPAA.  Editas shall promptly notify Juno if it becomes aware that any data, including Personal Data, provided to Juno under this Agreement is inaccurate or has been unlawfully obtained or processed or, where consent to process Personal Data has been provided, consent is withdrawn or Editas becomes aware that consent may not be reliable or any other processing ground is no longer applicable.  Editas further covenants that any data or information that it provides to Juno under this Agreement will be anonymized and de-identified, with respect to any identified or identifiable natural person, to the extent applicable, as those terms are defined or interpreted pursuant to EU Data Protection Laws and HIPAA.  Finally, Editas represents and warrants that it has the full right to provide any such Personal Data or Protected Health Information (as such term is defined under the EU Data Protection Laws or HIPAA, as applicable), as well as any tissue, fluid, or cells collected from a patient, or components of the foregoing, that it provides to Juno under this Agreement to use solely as is permitted in accordance with this Agreement and the License Agreement.

2.9       Original Agreement and First Amended and Restated Agreement.  The Parties hereby agree and acknowledge that all activities conducted under the Original Agreement or First Amended and Restated Agreement, as applicable, shall be deemed to have been conducted under this Agreement.

ARTICLE 3

OPT-IN RIGHTS

3.1       Opt-In Grant.  Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, Editas hereby grants to Juno an exclusive right (each, an “Opt-In Right”), exercisable at any time during the applicable Opt-In Term, in Juno’s sole discretion, to enter into an exclusive license agreement with respect to a given Program, which license shall be effected by the execution of a Licensed Program Addendum (the “Licensed Program Addendum”) in the form set forth as Schedule 2.1 to the License Agreement, which shall be appended to the license agreement set forth on Exhibit A (the “License Agreement”).  For the avoidance of doubt, (i) Juno shall not be required to exercise its Opt-In Right for any given Program and (ii) if Juno determines, in its discretion, to exercise its Opt-In Right for a given Program, Juno shall only be required to exercise its Opt-In Right for such Program [**] (and shall only be required to pay one Opt-In Exercise Fee (as defined in the License Agreement) for such Program [**]) regardless of the number of Collaboration RNP Complexes (including the Lead Candidate) under such Program. Editas acknowledges and agrees that all Opt-In Rights granted by Editas to Juno as set forth herein will be granted by Editas exclusively to Juno until the end of the applicable Opt-In Term for the applicable Program, and, during such Opt-In Term, Editas shall not (and shall ensure that its Affiliates do not) grant any options (or other rights) to any other Person that would conflict with or are inconsistent with the Opt-In Rights granted to Juno hereunder.  During the period from the receipt of the Data Package for a given Program until the end of the Opt-In Term for such Program, Editas will promptly respond to any of Juno’s reasonable requests for additional information in Editas’ (or its Affiliate’s) possession and clarifications relating to such Data Package.

3.2       Opt-In Right Exercise.

(a)        Opt-In Right.  On a Program-by-Program basis, at any time during the applicable Opt-In Term, Juno shall have the right, but not the obligation, to exercise the Opt-In Right for such Program in its sole discretion by delivering written notice of such exercise to Editas prior to the end of the applicable Opt-In Term (the “Opt-In Right Exercise Notice”).  Following each Opt-In Right Exercise Notice delivery, Editas shall prepare and submit to Juno for review a draft of the Licensed Program Addendum with respect to such Program (including completing the exhibits and schedules or updates thereto in order to incorporate such Program as a Licensed Program (as such term is defined in the License Agreement)) and, within [**] following Juno’s receipt of such draft Licensed Program Addendum, subject to Section 3.5, Juno (or an Affiliate designated by Juno) and Editas shall execute the Licensed Program Addendum for such Program.  For clarity, the Licensed Program Addendum shall serve only to add the Licensed Program to the License Agreement on the same terms and conditions set forth therein.

Neither Party shall be required to waive or amend any provision of the License Agreement in connection with the execution of any Licensed Program Addendum.  Subject to Section 3.5, effective on the date of such Opt-In Right Exercise Notice and until the execution of such Licensed Program Addendum, the licenses to Juno set forth in the License Agreement are hereby granted by Editas to Juno with respect to the applicable Program (including the applicable Lead Candidate and Related Collaboration RNP Complexes in connection therewith), subject to, and in accordance with, the terms and conditions of the License Agreement; provided that if Editas executes the Licensed Program Addendum, but Juno does not execute such Licensed Program Addendum (other than as a result of any act or omission of Editas) within [**] following Juno’s receipt of a complete draft of the Licensed Program Addendum in accordance with this Section 3.2(a), then the license granted in this sentence shall automatically terminate; provided, however, that, except as otherwise expressly provided herein, the Parties’ other rights and obligations under this ARTICLE 3 shall remain in full force and effect.

(b)        Extension of Opt-In Term.  With respect to an Opt-In Right for a given Program, upon mutual agreement of the Parties, the Opt-In Term for such Opt-In Right shall be extended for a [**] extension term in order for Juno to further evaluate the Data Package for the applicable Program and determine whether to exercise its Opt-In Right for such Program.

(c)        Lapsed Collaboration RNP Complex. If Juno does not exercise its Opt-In Right for a given Program in accordance with this Agreement prior to the end of the Opt-In Term (including any extension taken pursuant to Section 3.2(b)) for such Program, then (i) the applicable Lead Candidate and (ii) each Related Collaboration RNP Complex that was expressly identified in the Data Package for such Program, in each case ((i) and (ii)), shall be deemed to be a “Lapsed Collaboration RNP Complex” for purposes of this Agreement, the Research Program for such Lapsed Collaboration RNP Complex shall promptly cease, and this Agreement shall be deemed terminated with respect to such Lapsed Collaboration RNP Complex (subject to Section 12.6).

(d)        Certain Remedies.  Each Party agrees and acknowledges that if Juno exercises the applicable Opt-In Right for a given Program, then any failure by either Party to thereafter enter into a Licensed Program Addendum for such Program in accordance with this Section 3.2 would cause severe and irreparable damage to the other Party, for which money damages may represent an insufficient remedy, and in such event, notwithstanding the provisions of Section 13.2, the other Party shall be authorized and entitled to seek from any court of competent jurisdiction specific performance with respect to such violation as well as any other relief permitted by applicable Law, and may obtain that relief without making a showing of insufficiency of money damages or irreparable harm.  Each Party agrees to waive any requirement that the other Party post bond as a condition for obtaining any such relief.  The remedies described in this Section 3.2(d) shall be in addition to any other remedies available to either Party hereunder or at law or in equity.

3.3       Covenants.

(a)        No Conflicts.  On a Program-by-Program basis during the period beginning on the Amendment Date and ending upon the expiration of the Opt-In Term for such Program, Editas shall not, and shall cause its Affiliates not to, subject to Section 3.3(b), (i)

assign, transfer, convey, encumber (through any liens, charges, security interests, mortgages, or similar actions) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through lien, charge, security interest, mortgage, or similar action) or dispose of, any Editas Background IP, Editas Collaboration IP or any IP or other rights related to any Collaboration Target or Collaboration RNP Complexes that are necessary or useful for the conduct of any Research Program with respect to such Collaboration Target or Collaboration RNP Complexes or for the exercise of any rights of Juno under the License Agreement with respect to such Collaboration Target or Collaboration RNP Complexes, or other Materials generated under such Program (collectively, the “Program Assets”), except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not conflict with, be inconsistent with or adversely affect in any material respect any of the rights or licenses granted to Juno hereunder, including the Opt-In Rights, or that may be granted under the License Agreement, or (ii) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Program Assets if such license or grant would conflict with, or be inconsistent with or adversely affect in any material respect any of the rights or licenses granted to Juno hereunder, including the Opt-In Rights, or that may be granted under the License Agreement.  During the Term, Editas shall maintain Control of all Program Assets such that the Program Assets are available to license to Juno in accordance with this Agreement and the License Agreement.  For the avoidance of doubt, the Parties agree and acknowledge that the restrictions described in clauses (i) and (ii) of the foregoing sentence shall not apply with respect to any Lapsed Collaboration RNP Complex.

(b)        Ordinary Course of Business. Without limiting the provisions of Section 3.3(a), subject to the other applicable terms and conditions of this Agreement, during the Term, Editas shall operate and maintain the Program Assets in the ordinary course of business, and in compliance with applicable Law.  Except (i) for amendments, modifications or termination of an In-License Agreement with respect to Know-How or Patent Rights that solely claim Genome Editing Technology that is not used (nor intended to be used, as determined by Editas in its sole discretion) in the Research Program, or (ii) to the extent Editas is legally required by a future court order to make any amendments or modifications to an In-License Agreement, Editas (A) shall not amend, modify, terminate, assign, make an election under or transfer any such In-License Agreement (other than an assignment to an Affiliate or successor of Editas receiving an assignment of this Agreement as permitted under Section 13.4(a)) unless Editas otherwise obtains Juno’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if doing so would conflict with or otherwise adversely affect any of the rights or licenses (including the Opt-In Rights) granted to Juno hereunder or to be granted under the License Agreement; (B) shall not breach, or commit any acts or permit the occurrence of any omissions that would cause the material breach or termination, of any such In-License Agreement; (C) shall satisfy all of its obligations under each such In-License Agreement in all material respects; (D) shall maintain each such In-License Agreement in full force and effect; (E) shall enforce its rights under each such In-License Agreement to preserve any rights or licenses grant to Juno under this Agreement (including the Opt-In Rights) or to be granted under the License Agreement; and (F) shall provide Juno with prompt written notice of any claim of a breach of which it is aware under any such In-License Agreements or notice of termination of any such In-License Agreement.  Without limiting the foregoing, if Editas intends to take any action or inaction to terminate any In-License Agreement (in whole or in part) Editas shall use

Commercially Reasonable Efforts to provide Juno with an opportunity to obtain a direct license from the applicable Third Party.

3.4       Tax Matters.  Notwithstanding anything to the contrary in this Agreement or the License Agreement, including the use of the terms “option” or “opt-in” (or any derivations thereof), the Parties hereby agree and acknowledge that none of the Opt-In Rights will be treated as options for U.S. federal (or applicable state or local) income tax purposes, and the Parties agree not to take any position inconsistent with the foregoing.

3.5       Government Approvals.

(a)        Efforts.  Each of Editas and Juno will use its commercially reasonable good faith efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of any proposed Licensed Program Addendum (or exercise of any rights or licenses under the License Agreement with respect to the applicable Program) under any Antitrust Law, including, if required by any Governmental Authority, promptly taking all steps to secure government antitrust clearance or cause the expiration or termination of any applicable waiting periods, including cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request and of witnesses if requested.  Notwithstanding the foregoing, this Section 3.5 and the term “commercially reasonable good faith efforts” do not require that either Party (or any of their respective Affiliates) (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Editas, Juno or their respective Affiliates, (ii) agree to any restrictions on the businesses of Editas, Juno or their respective Affiliates, or (iii) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by any proposed Licensed Program Addendum.

(b)        Filings.  At the written request of Juno, each of Editas and Juno will, within ten (10) Business Days after the execution of a Licensed Program Addendum (or at such later time as may be agreed to in writing by the Parties), as applicable, file with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any HSR Filing required of it under the HSR Act in the reasonable opinion of Juno with respect to the transactions contemplated by the License Agreement with respect to the applicable Program, as well as any other similar filing with any other Governmental Authority as reasonably determined by Juno; provided that, if Juno determines that no such HSR Filing is required on any basis other than valuation pursuant to 16 C.F.R. § 801.10, it shall provide notice to Editas or its counsel and the Parties shall cooperate in good faith to resolve any disagreement as to whether an HSR Filing is required.  The Parties shall cooperate with one another to determine any other similar filings with any other Governmental Authority, and to the extent necessary shall cooperate in the preparation of any such HSR Filing (as well as any other similar filing with any other Governmental Authority).  Each Party shall be responsible for its own costs and expenses associated with any HSR Filing as well as any other similar filing with any other Governmental Authority; provided, however, that the Parties shall share equally all filing fees (other than penalties that may be incurred as a result of actions or omissions on the part of a

Party, which penalties shall be the sole financial responsibility of such Party) required to be paid to any Governmental Authority in connection with making any such HSR Filing (as well as any other similar filing with any other Governmental Authority).  If the Parties make an HSR Filing (or any other similar filing with any other Governmental Authority) under this Section 3.5(b), the License Agreement shall terminate with respect to the applicable Program (i) (A) at the election of Juno, immediately upon notice to Editas, if the FTC or DOJ (or other applicable Governmental Authority) obtains a preliminary injunction under the HSR Act (or other applicable Antitrust Law) against the Parties to enjoin the transactions contemplated by the License Agreement with respect to such Program or (B) at the election of either Party, if such preliminary injunction has not been resolved within one (1) year following such preliminary injunction, or (ii) at the election of Juno, immediately upon notice to Editas, if the Clearance Date shall not have occurred on or prior to two hundred seventy (270) days after the effective date of the HSR Filing (or other similar filing with any other Governmental Authority).  Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this Section 3.5(b), none of the terms and conditions contained in the License Agreement with respect to the applicable Program (in each case, including any obligation of Juno to make any payments thereunder), as applicable, shall be effective until the “Implementation Date”, which is agreed and understood to mean the later of (A) the date of execution of the applicable Licensed Program Addendum, or (B) if pursuant to this Section 3.5(b) a notification of the execution of such Licensed Program Addendum is made under the HSR Act (or any other similar filing with any other Governmental Authority), the Clearance Date.  As used herein: (1) “Clearance Date” means the date on which all applicable waiting periods under the HSR Act (and other applicable Antitrust Law, as applicable) with respect to the transactions contemplated by the License Agreement with respect to the applicable Program have expired or have been terminated; and (2) “HSR Filing” means a filing by Editas and Juno with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in the License Agreement with respect to the applicable Program together with all required documentary attachments thereto.

(c)        Information Exchange.  Each of Editas and Juno will, in connection with any HSR Filing (as well as any other similar filing with any other Governmental Authority as reasonably determined by Juno), (i) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry (including any proceeding initiated by a private party), (ii) keep the other Party or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other Governmental Authority (including any communication received or given in connection with any proceeding by a private party), in each case regarding the transactions contemplated by the License Agreement and any proposed Licensed Program Addendum, (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority (or, in connection with any proceeding by a private party, with such private party), and to the extent permitted by the FTC, the DOJ or such other Governmental Authority (or such private party), give the other Party or their counsel the opportunity to attend and participate in such meetings and conferences and (iv) permit the other Party or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority (or, in connection with any proceeding by a private party, to such private party); provided that materials may be redacted to remove references concerning Juno’s valuation of the business of Editas.  Editas and Juno, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 3.5(c) as “Antitrust Counsel Only Material”.  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Editas or Juno, as the case may be) or the applicable Party’s legal counsel.

(d)        Assistance.  Subject to this Section 3.5, at the reasonable request of Juno, Editas and Juno shall cooperate and use respectively all commercially reasonable good faith efforts to make all other registrations, filings and applications, in order to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things necessary for the consummation of the transactions as contemplated by the License Agreement and any proposed Licensed Program Addendum in accordance with applicable Antitrust Laws.

(e)        No Further Obligations.  If a License Agreement is terminated with respect to a given Program pursuant to this Section 3.5, then, notwithstanding any provision in this Agreement to the contrary, neither Party shall have any obligation to the other Party with respect to the subject matter of such License Agreement solely as it relates to such Program, including any payment obligations on the part of Juno (and to the extent any Opt-In Exercise Fee (as defined in the License Agreement) or any other payments have been made, such amounts shall be immediately refunded from Editas to Juno), in each case, to the extent related to such Program; provided that Juno shall be permitted to assign the applicable Licensed Program Addendum or the License Agreement, or any rights or obligations related thereto, to comply with any Antitrust Law (in which event such Opt-In Exercise Fee (as defined in the License Agreement) need not be refunded by Editas). For the avoidance of doubt, termination of the License Agreement with respect to a given Program pursuant to this Section 3.5 shall not affect in any way the terms or provisions of the License Agreement with respect to any other Licensed Program (as such term is defined in the License Agreement) and the License Agreement shall continue in full force and in effect with respect thereto.

3.6       License Agreement and Licensed Program Addendum.  Notwithstanding anything to the contrary set forth herein, if a Licensed Program Addendum is entered into with respect to a given Program, then, except as otherwise expressly set forth in the License Agreement, Editas’ conduct of the Research Program solely with respect to the Licensed Program hereunder shall cease, matters related to such Program shall no longer continue to be within the purview of the JSC or otherwise subject to the terms of this Agreement, and the provisions of the License Agreement shall thereafter control with respect to such Program (including the applicable Lead Candidate and Related Collaboration RNP Complex(es) for such Program).

ARTICLE 4

GOVERNANCE

4.1       Alliance Managers.  Each Party has appointed a senior representative having a general understanding of cell therapy discovery and research issues to act as its alliance manager under this Agreement (each, an “Alliance Manager”). The Alliance Managers will serve as the contact point between the Parties with respect to the Research Program, and will be primarily responsible for, among other things: (a) facilitating the flow of information and otherwise promoting communication, coordination of the day-to-day work and collaboration between the Parties; (b) providing single point communication for seeking consensus internally within the respective Party’s organization; and (c) raising cross-Party or cross-functional disputes in a timely manner. The Alliance Managers shall conduct regular telephone conferences as deemed necessary or appropriate, to exchange informal information regarding the progress of the Research Program. Each Party may change its designated Alliance Manager from time to time upon prior written notice to the other Party. Each Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by prior written notice to the other Party.

4.2       Joint Steering Committee.  Juno and Editas have established a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee, review and recommend direction of the Research Program.

(a)        Membership.  The JSC shall comprise [**] representatives of Juno named by Juno and [**] representatives of Editas named by Editas. A Party’s representatives on the JSC shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with, the Research Program. Each Party has designated its representatives on the JSC. Each Party may each replace one or more of its JSC representatives at any time, in its sole discretion, upon written notice to the other Party (including by Electronic Delivery). From time to time, the JSC may establish subcommittees, to oversee particular projects or activities, and such subcommittees shall be constituted as the JSC deems necessary or advisable; provided that the JSC may not grant any responsibilities to a subcommittee that are beyond the scope of the responsibilities of the JSC as set forth herein.

(b)        Meetings.  During the Term, the JSC shall meet at least [**]. Additional meetings of the JSC may be held upon the mutual agreement of the Parties; provided, however, that in any case where a matter within the JSC’s authority arises, the JSC shall convene a meeting and consider such matter as soon as reasonably practicable, but in no event later than [**] after the matter is first brought to the JSC’s attention (or, if earlier, at the next regularly scheduled JSC meeting). Meetings of the JSC shall be effective only if at least [**] representatives of each Party are present or participating. The time and location of each meeting shall be as agreed by the Parties, and meetings may be held in person, alternating locations between the Parties or at such other locations as the Parties agree, or by telephone or video conference; provided, however, that at least [**] of the JSC shall be held in person each Calendar Year. With the prior consent of the other Party, each Party may invite non-member representatives of such Party and any Third Party to attend meetings of the JSC as non-voting participants; provided that (i) any such non-member representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in ARTICLE 8 and is obligated to assign inventions to the relevant Party as necessary to effect the intent of Section 7.1 prior to attending such meeting, (ii) such non-member representative or Third Party shall not have any voting or decision-making authority on the JSC and (iii) with respect to any Third Party, such Third Party shall be approved by the other Party in writing (such approval not to be unreasonably withheld, conditioned or delayed) prior to attendance at such meeting. Each Party shall be responsible for all of its own costs and expenses associated with preparing for and attending meetings of the JSC, including all travel and living expenses. The JSC shall be co-chaired by a representative from each Party. The chairpersons shall set the agendas for the JSC meetings in advance.

(c)        Minutes.  The JSC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Parties will rotate the responsibility for taking, preparing and issuing minutes for each JSC meeting, which shall be sent to all members of the JSC within [**] after each meeting.  Such minutes shall be effective only after such minutes have been approved by both Parties in writing.  Definitive minutes of all JSC meetings shall be finalized reasonably promptly after the meeting to which the minutes pertain.  All records of the JSC shall at all times be available to both Editas and Juno.

(d)        Responsibilities.  Except as otherwise set forth in this Agreement, subject to the final decision-making authority as set forth in Section 4.2(f), the responsibilities of the JSC shall include:

(i)         overseeing, monitoring and reviewing progress of the Research Program, including managing the strategic direction of the Research Program;

(ii)       encouraging and facilitating open and frequent exchange between the Parties regarding Research Program activities;

(iii)      encouraging and facilitating cooperation and communication between the Parties with respect to the initiation of new Programs and the conduct of each Program;

(iv)       discussing any Third Party engaged by or behalf of Editas to conduct the Research Program in accordance with Section 2.3;

(v)        discussing requests for Editas to relinquish Targets pursuant to the inclusive innovation model mechanics set forth in the Harvard-Broad Licenses in accordance with Section 2.4(b)(iii);

(vi)       discussing and approving any additional permitted internal research uses of α-β T-Cells by Editas;

(vii)     reviewing and discussing any data, information or results of the Research Program, including any Collaboration RNP Complexes or other information provided by Editas to Juno hereunder;

(viii)    determining the initial Lead Candidate Selection Criteria and any amendments thereto in accordance with Section 2.6(a);

(ix)       determining whether any Collaboration RNP Complexes satisfy the Lead Candidate Selection Criteria in accordance with Section 2.6(b);

(x)        subject to ARTICLE 8, discussing a communications strategy for the results of the Research Program (including publications in journals, posters, presentations at conferences and abstracts submitted in advance of conferences);

(xi)       discussing and attempting to resolve any disputes in any JSC subcommittees; and

(xii)     performing such other responsibilities as may be expressly delegated to the JSC under this Agreement or otherwise mutually agreed by the Parties in writing from time to time.

(e)        Limitations on JSC Authority.  The JSC shall not have any authority beyond the specific matters expressly delegated to it under Section 4.2(d) and, in particular, shall not have any power to (i) select any Additional Targets or trigger exercise of any Opt-In Right (in each case, which shall be at Juno’s sole discretion, subject to the terms and conditions of this Agreement), (ii) determine whether a Party has fulfilled or breached any obligation under this Agreement, or (iii) amend, modify, interpret or waive the terms of this Agreement.  For the avoidance of doubt, unless otherwise mutually agreed by the Parties, the JSC shall not have any authority over any decisions regarding Collaboration IP, including the Prosecution and Maintenance, enforcement or defense thereof, which shall remain subject to the terms of ARTICLE 7.  Each Party shall retain the rights, powers and discretion granted to it under this Agreement or the License Agreement, and the JSC shall have no authority to alter, diminish, expand or waive compliance by a Party with a Party’s obligations under this Agreement or the License Agreement, and no such rights, powers or discretion shall be delegated or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

(f)        Decision Making.

(i)         Except as otherwise set forth in this Agreement, all decisions of the JSC shall be made by unanimous vote, with each Party having one (1) vote. If the JSC cannot agree on a matter for which the JSC has decision-making authority within [**] after the matter was first considered by the JSC, then either Party may, by written notice to the other, refer such matter to the Executive Officers for discussion and attempted resolution in good faith. Such resolution, if any, of a referred matter by the Executive Officers shall be final and binding upon the Parties and shall be considered a decision of the JSC for purposes of this Agreement. If within [**] after the matter was first submitted to the Executive Officers pursuant to this Section 4.2(f)(i) (or such longer time frame the Executive Officers may otherwise agree upon), the Executive Officers are unable to reach consensus, then, other than as set forth in Section 4.2(f)(ii), Editas shall have the deciding vote (which decision shall be made in good faith) with respect to any other matters within the purview of the JSC; provided that Editas shall consider in good faith the positions of Juno in making such final decision.

(ii)       Notwithstanding Section 4.2(f)(i), a Party shall not have the right to exercise a deciding vote (A) in a manner that effectively waives or modifies the terms of this Agreement; (B) in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement, including making any decision that is stated to require the mutual agreement or mutual consent of the Parties or that is at the sole discretion of a Party; (C) in a manner that would require the other Party to perform activities or incur any additional costs that the other Party has not agreed to perform or incur as set forth in this Agreement, or as otherwise agreed in writing by the other Party, and, for clarity, no Research activities shall be required to be performed by Juno under this Agreement without Juno’s prior written consent, in its discretion; (D) in a manner that would require a Party to perform any act that it reasonably believes to be inconsistent with any Law, including any approval, order, policy, guidelines of a Regulatory Authority or ethical requirements or ethical guidelines; (E) to allocate intellectual property rights; (F) to determine that such Party has fulfilled any obligation under this Agreement or that the other Party has breached any obligation under this Agreement; (G) to determine that any milestone events or other events have or have not occurred, including whether or not a given Collaboration RNP Complex satisfies the Lead Candidate Selection Criteria; or (H) to permit additional internal research uses by Editas of α-β T-Cells.  In the event that any matter set forth in the preceding clauses (A) through (H) is unresolved through the JSC and subsequently such dispute cannot be resolved by the Executive Officers in accordance with Section 4.2(f)(i), then (1) for all such matters set forth in the preceding clauses (C) and (H), there shall be no change unless the Parties otherwise mutually agree in writing, and (2) for all such matters set forth in the preceding clauses (A), (B), (D), (E), (F) or (G), either Party may require the specific issue to be referred for binding arbitration pursuant to Section 13.2. The Parties agree to share equally the cost of the proceedings, including fees of the panel members; provided that each Party shall bear its own attorneys’ fees and associated costs and expenses.

(g)        Disbanding of JSC.  The JSC shall be disbanded upon expiration of the Term.

ARTICLE 5

LICENSES

5.1       Licenses to Editas.  Subject to the terms and conditions of this Agreement, Juno hereby grants to Editas, and Editas hereby accepts, during the Research Program Term, a non-exclusive, worldwide, royalty-free, fully paid-up license (with the right to sublicense only to its Affiliates and Third Party subcontractors performing activities hereunder on behalf of Editas, subject and subordinate to all the relevant terms and conditions of this Agreement) under the Juno Collaboration IP, solely to conduct its activities under and in accordance with this Agreement.

5.2       Licenses to Juno.

(a)        General.  Subject to the terms and conditions of this Agreement, Editas hereby grants to Juno, and Juno hereby accepts, on a Program-by-Program basis until the expiration of the Opt-In Term with respect to a given Program during the Term, a non-exclusive, worldwide, royalty-free, fully paid-up license (with the right to sublicense only to its Affiliates and Third Party subcontractors performing activities hereunder on behalf of Juno, subject and subordinate to all the relevant terms and conditions of this Agreement, including the provisions set forth in Section 5.6) under the Editas Background IP and Editas Collaboration IP, solely to perform its obligations or exercise its rights under and in accordance with this Agreement, including to evaluate the data generated in the conduct of activities under the Research Program.

(b)        Research License.  Subject to the terms and conditions of this Agreement, Editas hereby grants to Juno, and Juno hereby accepts, a non-exclusive, worldwide, royalty-free, fully paid-up license (with the right to sublicense only to its Affiliates and Third Party subcontractors performing activities hereunder on behalf of Juno, subject and subordinate to all the relevant terms and conditions of this Agreement, including the provisions set forth in Section 5.6) under the Editas Background IP and Editas Collaboration IP, solely to Research and Develop products for use in the Licensed Field, which may include use of research tools in connection therewith, including [**].

5.3       Exclusivity.

(a)        During the Term, except to the extent required for Editas to fulfill its obligations to Juno under and in accordance with this Agreement or the License Agreement, Editas shall not and, subject to Section 5.3(b), shall ensure that its Affiliates shall not, anywhere in the world, (i) alone or with or through or for any Third Party, conduct or participate in any Research, Development, Manufacturing, Commercialization or other exploitation activities in the Exclusive Field; or (ii) grant a license, sublicense or other rights to any Third Party to conduct any of the activities in the foregoing Section 5.3(a)(i); provided, however, that the foregoing shall not apply with respect to any Research, Development, Manufacturing, Commercialization or other exploitation activities solely related to a Lapsed Collaboration RNP Complex.  For the avoidance of doubt, during the Term, any agreement entered into between Editas or any of its Affiliates and a Third Party involving the use of Genome Editing Technology shall expressly exclude the grant of any license, sublicense or other rights, or the conduct of any activities, in the Exclusive Field, provided, however, that the foregoing shall not apply with respect to any Research, Development, Manufacturing, Commercialization or other exploitation activities solely related to a Lapsed Collaboration RNP Complex.  For clarity, Editas and its Affiliates shall not be prohibited pursuant to this Section 5.3(a),  from (A) on their own or through or with any Third Party, Researching, Developing, Manufacturing, Commercializing or conducting other exploitation activities (including through grants of licenses, sublicenses or other rights to any Third Party to conduct any of the foregoing activities) with respect to its exploitation of Genome Editing Technology, including the use of Collaboration RNP Complexes, outside of the Exclusive Field; or (B) conducting internal research activities using α-β T-Cells either (1) as a preliminary research tool for screening gRNA, (2) for conducting specificity analysis or assessing DNA modifications, in each case, related to the function of RNP Complexes or (3) for other internal research purposes as may be approved by the JSC (subject to Section 4.2(f)(ii)); provided that, with respect to the foregoing clause (B), (x) Editas shall promptly disclose to Juno in writing any results or other Know-How generated from such activities to the extent related to any Collaboration RNP Complex or Collaboration Target in connection with the Exclusive Field and (y) Editas shall not disclose to any Third Party any results or other Know-How generated from such activities to the extent primarily related to any Collaboration RNP Complex or Collaboration Target in connection with the Exclusive Field.  The restrictions set forth in this Section 5.3(a) shall not restrict Editas and its Affiliates from performing their obligations under (1) the Allergan Agreement as to the Excluded Ocular Field, alone or with or for Allergan, (2) the Beam Agreement as to the Excluded Base Editing Non-Cancer Field, or (3) the BlueRock Agreement as to the BlueRock Field,  in each case, as such agreements exist as of the

Amendment Date and solely for so long as such agreements,  or their surviving provisions (to the extent the applicable provisions survive),  remain in force and effect.

(b)        Exceptions for Change of Control. Notwithstanding the provisions of Section 5.3(a), in the event that, following the Effective Date, Editas undergoes a Change of Control and an Acquiring Affiliate is engaged in any activities immediately prior to the effective date of such Change of Control that would violate Section 5.3(a) if conducted by Editas (an “Existing Acquirer Program”), then Editas shall not be in breach of the provisions of Section 5.3(a) as a result of the continued conduct of such Existing Acquirer Program by such Acquiring Affiliate during the Term; provided that (i) such Existing Acquirer Program is conducted by such Acquiring Affiliate independently of the activities of this Agreement (including maintaining separate lab notebooks) and without use of, or reference to, any Editas Background IP, Collaboration IP or any Confidential Information of Juno or any of its Affiliates, (ii) no personnel of Editas or any of its Affiliates that are conducting or have conducted any activities under the Research Program or otherwise under this Agreement, or that has or had access to any Confidential Information of Juno or any of its Affiliates, shall work on the Existing Acquirer Program, and (iii) Editas puts in place firewalls and other protections reasonably acceptable to Juno that are reasonably designed to ensure that the foregoing clauses (i) and (ii)  are complied with during the Term.

(c)        [**].  Notwithstanding anything to the contrary contained herein during the Term, Editas shall not (and shall cause its Affiliates not to), use any Patent Rights, Know-How or other IP, or any other materials or resources (including any portion of payments from Juno hereunder), that (i) are licensed or otherwise provided by Juno (or any of its Affiliates) hereunder; or (ii) were otherwise created, conceived, discovered, generated, invented, made or reduced to practice in the course of conducting any activities pursuant to this Agreement, in each case ((i) or (ii)) in connection with [**].

5.4       Insolvency.  If this Agreement is terminated due to the rejection of this Agreement by or on behalf of a Party (the “Non-Bankruptcy Party”) in or during any bankruptcy or similar proceeding of the other Party (the “Bankruptcy Party”), all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankruptcy Party to the Non-Bankruptcy Party are and shall otherwise be deemed to be licenses of rights to “intellectual property” (including for purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code (“Section 365(n)”) and other similar Laws in any other jurisdiction).  The Parties agree that the Non-Bankruptcy Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under any applicable insolvency statute, and that upon (a) commencement of bankruptcy or similar proceeding by or against the Bankruptcy Party, (b) any rejection or similar disavowal of this Agreement by the Bankruptcy Party in or during any such proceeding and (c) any election by the Non-Bankruptcy Party to exercise its rights to continue its licenses hereunder pursuant to Section 365(n) or any similar provision of applicable law in any jurisdiction, the Non-Bankruptcy Party shall be entitled to a complete duplicate of or complete access to (as the Non-Bankruptcy Party deems appropriate), any such intellectual property and all embodiments of such intellectual property as may be necessary for the Non-Bankruptcy Party to enjoy its license rights hereunder.  Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankruptcy Party following the occurrence of the events described in the foregoing clauses (a) through (b) of this Section 5.4 and upon written request therefor by the Non-Bankruptcy Party.  The provisions of this Section 5.4 shall be (i) without prejudice to any rights the Non-Bankruptcy Party may have arising under any applicable insolvency statute or other applicable Law and (ii) effective only to the extent permitted by applicable Law.

5.5       Rights Retained by the Parties.  Except as expressly set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Confidential Information of the other Party or under any IP in which such other Party or any of its Affiliates has rights.

5.6       Compliance with In-License Agreements.  The terms of this Agreement, insofar as they relate to a sublicense of Editas Background IP Controlled by Editas or any of its Affiliates pursuant to an In-License Agreement, shall be subject to the terms and conditions of the relevant In-License Agreement, in each case, but only to the extent that the applicable In-License Agreement requires such terms and conditions to be imposed on a sublicensee pursuant to such In-License Agreement, as follows: (a) with respect to any Editas Background IP Controlled by Editas or any of its Affiliates pursuant to the Cas9-I Agreement, the provisions set forth on Schedule 5.6(a) shall apply;  (b) with respect to any Editas Background IP Controlled by Editas or any of its Affiliates pursuant to the Cas9-II Agreement, the provisions set forth on Schedule 5.6(b) shall apply; (c) with respect to Editas Background IP Controlled by Editas or any of its Affiliates pursuant to the Cpf1 Agreement, the provisions set forth on Schedule 5.6(c) shall apply; (d) with respect to any Editas Background IP Controlled by Editas or any of its Affiliates pursuant to the 2014 MGH Agreement, the provisions set forth on Schedule 5.6(d) shall apply; and (e) with respect to any Editas Background IP Controlled by Editas or any of its Affiliates pursuant to the 2016 MGH Agreement, the provisions set forth on Schedule 5.6(e) shall apply.  Schedule 5.6 shall be updated with respect to any Subsequently Obtained IP in accordance with Section 7.6(b).

ARTICLE 6

PAYMENTS

6.1       Initial Fees.  The Parties recognize that, in partial consideration of Editas’ initial grant of the rights and licenses to Juno under (a) the Original Agreement, Juno paid Editas an upfront fee of twenty-five million dollars ($25,000,000) within [**] following the Original Effective Date; and (b) the First Amended and Restated Agreement, Juno paid Editas an upfront fee of five million dollars ($5,000,000) within [**] following the First Amended Effective Date.

6.2       Amendment Fee.  In partial consideration of Editas’ grant of the additional rights and licenses to Juno hereunder, Juno shall pay to Editas a non-refundable, non-creditable fee of seventy million dollars ($70,000,000) within [**] following the Amendment Date.

6.3       Extension Fee.  With respect to each Extension Term elected and implemented in accordance with Section 2.2, Juno shall pay to Editas a non-refundable, non-creditable extension fee of [**] dollars ($[**]), payable prior to the end of the then-current Research Program Term and in accordance with the requirements of Section 2.2.  For clarity, the maximum amount payable pursuant to this Section 6.3 is [**] dollars ($[**]).

6.4       Payment Method.  Except as otherwise provided in other sections of this Agreement, all payments due to a Party hereunder shall be due and payable within [**] after receipt of an invoice from the other Party and shall be paid via a bank wire or ACH transfer is U.S. dollars to such bank account as such Party shall designate.  All dollar amounts specified in this Agreement are U.S. dollar amounts.  For clarity, currency transaction rates used by Juno shall be in accordance with its standard accounting practices consistently applied and in accordance with its accounting practices for external reporting purposes.  Editas has the right to verify that the exchange rates used by Juno for a given month shall align with Juno’s standard accounting practices consistently applied and with its accounting practices for external reporting purposes.  If the due date of any payment hereunder is not a Business Day, such payment may be paid on the following Business Day.  Any undisputed payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by Law at the prime rate as reported by The Wall Street Journal on the date such payment is due, plus an additional [**] percent ([**]%), calculated on the number of days such payment is delinquent.

6.5       Taxes.

(a)        Income Taxes.  Each Party will pay any and all income taxes levied on account of all payments it receives under this Agreement, except as otherwise provided in this Section 6.5.

(b)        Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law.  The Party that is required to make such withholding (the “Paying Party”) will: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the other Party (the “Payee Party”) on a timely basis following that tax payment.  Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 6.5 are reduced in amount to the fullest extent permitted by applicable Law.

(c)        Tax Documentation. Editas has provided a properly completed and duly executed IRS Form W-9 (or other applicable form) to Juno. Prior to the receipt of any payment under this Agreement, Editas (and any other recipient of payments by Juno under this Agreement) shall, to the extent it is legally permitted to, provide to Juno, at the time or times reasonably requested by Juno or as required by applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9 or foreign equivalents) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

(d)        Gross-Up for Increased Taxes.  In the event that a withholding tax is imposed at an increased rate on any amount payable under this Agreement solely as a result of (i) any assignment or delegation under Section 13.4 by the paying Party or its predecessor or successor in interest to another Person, (ii) any extension of rights, licenses, immunities and obligations under Section 13.14 by the paying Party or its predecessor or successor in interest to another Person, (iii) the payment of the amount by a Person other than the Party obligated to make such payment under this Agreement, or (iv) any combination of the foregoing clauses (i), (ii) or (iii), in each case ((i) – (iv)), after the Amendment Date with a resulting harm to the Party entitled to receive the payment (e.g., the Party entitled to receive the Payment or its Affiliate is not entitled to seek any offsetting credit), then the increase in withholding tax resulting from such action or combination of actions to the extent of such harm (the “Increased Tax”) shall be subject to the provisions of this Section 6.5(d).  To the extent an Increased Tax is determinable at the time of the associated payment, the amount otherwise payable under this Agreement shall be increased sufficiently that, after payment of all Increased Taxes (including, for the sake of clarity, Increased Tax on any increased payment under this Section 6.5(d)) the net amount received by the recipient of the payment is equal to the net amount such recipient would have received in the absence of action or actions resulting in the Increased Tax to the extent of such harm.

6.6       Editas Third Party Agreements.  Notwithstanding anything to the contrary contained herein, and except as set forth in Section 7.6 and in Section 7.17 of the License Agreement, Editas shall be solely responsible for all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any agreements between Editas (or any of its Affiliates) and any Third Party (including under any In-License Agreement), which costs or payments arise in connection with, or as a result of, the Research Program activities conducted hereunder.  Juno shall use Commercially Reasonable Efforts to comply with Editas’ reasonable requests for financial information with respect to its activities hereunder that is reasonably available to Juno as necessary for Editas to comply with its reporting obligations to any of its In-Licensors under the In-License Agreements; provided that Editas shall ensure that each such In-Licensor is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in ARTICLE 8 to maintain the confidentiality thereof and not to use such information except as expressly permitted by this Agreement; provided, further, that Editas shall remain responsible for any failure by any In-Licensor who receives such information to treat such information as required under ARTICLE 8.

6.7       Confidentiality.  Each Party shall treat all financial information of the other Party that is subject to review under this ARTICLE 6 (including all royalty reports) as such other Party’s Confidential Information.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1       Ownership of Collaboration IP; Disclosure.

(a)        Background IP.  Each Party shall retain ownership of intellectual property rights existing as of the Original Effective Date, or created, conceived, discovered, developed, generated, invented, made, reduced to practice or acquired independently of the Research Program, and nothing in this Agreement shall assign any ownership to the other Party with respect to such intellectual property rights.  Without limiting the foregoing, as between the Parties (including their respective Affiliates), Editas will retain all right, title and interest in and to all Editas Background IP, except to the extent that any such rights are licensed or granted to Juno under this Agreement or the License Agreement.

(b)        Inventorship.  Notwithstanding the provisions of Section 13.1, inventorship of any inventions (whether patentable or not) created, conceived, discovered, developed, generated, invented, made or reduced to practice by or on behalf of a Party or its Affiliates, whether solely or jointly with any Third Party (or with the other Party or its Affiliates), in the course of activities performed under this Agreement, shall be determined by application of U.S. patent law pertaining to inventorship and ownership of any inventions created, conceived, discovered, developed, generated, invented, made or reduced to practice by or on behalf of a Party or its Affiliates shall follow inventorship and, except as otherwise provided in this Section 7.1, ownership of IP shall be determined by inventorship.

(c)        Editas Collaboration IP.  As between the Parties (including their respective Affiliates), Editas will retain all right, title and interest in and to Editas Collaboration IP, except to the extent that any such rights are licensed or granted to Juno under this Agreement or the License Agreement.  As between Editas and any Third Party, Editas shall ensure that it owns and Controls all Collaboration RNP Complexes such that it is able to grant the rights and licenses to Juno hereunder (and under the License Agreement) with respect to such Collaboration RNP Complexes as contemplated herein and therein.

(d)        Juno Collaboration IP.  As between the Parties (including their respective Affiliates), Juno will retain all right, title and interest in and to Juno Collaboration IP, except to the extent that any such rights are licensed or granted to Editas under this Agreement or the License Agreement.  As between the Parties, Juno shall have the sole right (not the obligation) in its discretion and at its expense, to Prosecute and Maintain, enforce and defend the Juno Collaboration Patents.

(e)        Joint Collaboration IP.  As between the Parties, subject to Section 7.1(g), the Parties shall each own an equal, undivided interest in all Joint Collaboration IP.  Except as expressly provided in this Agreement (including Section 5.3) or the License Agreement, each Party shall have the right to exploit the Joint Collaboration IP and neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit Joint Collaboration IP, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Laws of any jurisdiction to require any such consent or accounting.

(f)        Disclosure of Collaboration IP. Each Party shall promptly disclose to the other Party (i) with respect to Editas, any Editas Collaboration IP or Joint Collaboration IP and (ii) with respect to Juno, any Joint Collaboration IP, in each case, made in connection with this Agreement.

(g)        Cooperation. Without limiting (but subject to) the foregoing, each Party shall (i) cause its employees, consultants, sublicensees, agents and contractors to assign to such Party, such Person’s right, title and interest in and to all Collaboration IP, and intellectual property rights therein, and (ii) include in any Third Party subcontractor agreement that each Third Party subcontractor shall be required to assign all right, title and interest in and to any Collaboration IP to such Party, and such Party shall ensure that such Third Party’s obligations to assign the Collaboration IP to such Party remain in full force and effect for so long as this Agreement or the License Agreement remains in effect.

7.2       Prosecution and Maintenance of Editas Collaboration Patents and Joint Collaboration Patents.

(a)        Editas Collaboration Patents. Editas shall be responsible, at its expense, and shall have the exclusive right to Prosecute and Maintain the Editas Collaboration Patents. Editas shall keep Juno informed of any material developments with respect to the Prosecution and Maintenance of such Editas Collaboration Patents including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, derivations, post grant proceedings or oppositions.  Without limiting the foregoing, Editas shall (i) provide Juno with copies of the text of the applications relating to the Editas Collaboration Patents as soon as practical but at least [**] before filing, except for urgent filings in which case Editas shall provide copies as soon as practical before, simultaneously with or immediately after filing; (ii) provide Juno with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding any Editas Collaboration Patents reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep Juno advised of the status of all material communications, actual and prospective filings or submissions regarding the Editas Collaboration Patents, and shall give Juno copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith Juno’s comments on the material communications, filings and submissions for the Editas Collaboration Patents; provided, however, that, solely with respect to Editas Collaboration Patents that are jointly owned by Editas and BlueRock pursuant to the BlueRock Agreement (i.e., BlueRock is a joint inventor on such Patent Right) (the “Editas-BlueRock Joint Patents”), the foregoing prosecution and maintenance rights set forth in this Section 7.2(a) shall be subject to the prosecution and maintenance rights of BlueRock set forth in the BlueRock Agreement for such Editas-BlueRock Joint Patent, as the BlueRock Agreement exists as of the Amendment Date and solely for so long as the BlueRock Agreement, or the surviving provisions thereof (to the extent the applicable provisions survive), remains in force and effect.

(b)        Joint Collaboration Patents. Subject to this Section 7.2(b), the Parties shall be jointly responsible for Prosecuting and Maintaining the Joint Collaboration Patents, including conducting any interferences, re-examinations, inter partes review, post-grant proceedings, reissues and oppositions relating thereto and shall equally share all costs related thereto. The Parties have jointly selected counsel (“Joint Counsel”) for the Prosecution and Maintenance of all Joint Collaboration Patents. The Joint Counsel shall give Juno and Editas (or each Party’s designee) an opportunity to review the text of each application, office action response or other substantive document relating to a prospective Joint Collaboration Patent before filing with any patent office in the Territory, shall incorporate Juno’s and Editas’ (or each Party’s designee) reasonable comments with respect thereto, and shall supply Juno and Editas (or each Party’s designee) with a copy of each such application, office action response or other substantive document as filed, together with notice of its filing date and serial number; provided, however, that in the event of conflicting instructions, on a Program-by-Program basis, during the Term, the Joint Counsel shall adhere to the instructions of Editas.  Both Parties shall cooperate with Joint Counsel for all activities relating to Joint Collaboration Patent prosecution and maintenance. If Editas instructs the Joint Counsel to allow a Joint Collaboration Patent to lapse or become abandoned in any country without having first filed a substitute, or decides not to participate in any interferences, reissues, re-examinations, inter partes reviews, derivations, post grant proceedings or oppositions with respect to a Joint Collaboration Patent, it shall notify Juno of such decision or intention at least [**] prior to the date upon which such Patent shall lapse or become abandoned, and, if after consultation between the Parties, Editas still intends to allow such Joint Collaboration Patent to lapse or become abandoned, Juno shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Juno’s sole expense with counsel of its choice (which may be the Joint Counsel, in Juno’s sole discretion). If Juno assumes the Prosecution and Maintenance of any such Joint Collaboration Patent, such Patent shall thereafter be considered a Juno Collaboration Patent, and Editas shall assign, and hereby assigns, its ownership interest in such Joint Collaboration Patent to Juno.  The foregoing shall not apply where, with reference to a specific patent family, Editas, in its reasonable determination, decides not to file a continuing application in a particular country due to the existence of one or more pending patents in such country.  Notwithstanding the foregoing, Juno may elect, by written notice to Editas, to have a given Joint Collaboration Patent become an Editas Collaboration Patent, in which case the provisions of Section 7.2(a) shall apply, and Juno shall assign, and hereby assigns, its ownership interest in such Joint Collaboration Patent to Editas.

(c)        Cooperation.

(i)         Each Party shall reasonably cooperate with and assist the Party responsible (or the Joint Counsel, as applicable) for Prosecution and Maintenance of an Editas Collaboration Patent or Joint Collaboration Patent pursuant to Section 7.2(a) or Section 7.2(b), as applicable, upon the reasonable request of such Party, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any filing, prosecution, maintenance or extension of such Patent Rights.

(ii)       Except as otherwise expressly set forth in this Section 7.2, each Party shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under this Section 7.2 with respect to Editas Collaboration Patents and Joint Collaboration Patents for which it is responsible pursuant to Section 7.2(a) or Section 7.2(b), as applicable.  Notwithstanding the foregoing, Juno will not be responsible for any Prosecution and Maintenance costs associated with any subject matter divided out of such Patent Rights that is not licensed to Juno (and Editas shall reimburse Juno for any such costs incurred by Juno or any of its Affiliates).

7.3       Enforcement of Editas Collaboration Patents and Joint Collaboration Patents.

(a)        Notice.  If either Party learns of an infringement or threatened infringement by a Third Party of (i) any Joint Collaboration Patent or (ii) any Editas Collaboration Patent by reason of the manufacture, use or sale of any RNP Complex(es) Directed to a Collaboration Target (or products constituting, incorporating, comprising or containing any such RNP Complex), or (A) any such Joint Collaboration Patent is challenged in any action or proceeding or (B) any such Editas Collaboration Patent is challenged in any action or proceeding relating to any RNP Complex Directed to a Collaboration Target (or products constituting, incorporating, comprising or containing any such RNP Complex), in each case of (A) and (B), other than any oppositions, cancellations, interferences, reissue proceedings, reexaminations, inter partes, review or post grant proceedings, which are addressed above, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement, and following such notification, the Parties shall confer.

(b)        Enforcement of Editas Collaboration Patents.  Subject to the License Agreement, as between the Parties, Editas shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any infringement of any Editas Collaboration Patent, by counsel of its own choice, in Editas’ own name and under Editas’ direction and control; provided, however, that, solely with respect to Editas-BlueRock Joint Patents, the foregoing enforcement rights set forth in this Section 7.3(b) shall be subject to the enforcement rights of BlueRock set forth in the BlueRock Agreement for such Editas-BlueRock Joint Patent as the BlueRock Agreement exists as of the Amendment Date and solely for so long as the BlueRock Agreement, or the surviving provisions thereof (to the extent the applicable provisions survive), remains in force and effect.

(c)        Enforcement of Joint Collaboration Patents.  Subject to the License Agreement, promptly after notice under Section 7.3(a) with respect to a Joint Collaboration Patent, the Parties shall meet to discuss whether they wish to enforce such Joint Collaboration Patent.  If the Parties elect to enforce such Joint Collaboration Patent, such enforcement action shall be jointly conducted by jointly selected counsel (which may be Joint Counsel).  Absent agreement regarding whether to enforce such Joint Collaboration Patent within [**] and notwithstanding anything to the contrary herein, each Party shall have the right to enforce such Joint Collaboration Patent; provided that the enforcing Party shall in good faith give careful consideration to the non-enforcing Party’s views and to potential effects on the non-enforcing Party’s business in making the decision of whether or not to commence such enforcement action.

(d)        Settlement.  A settlement or consent judgment or other voluntary final disposition of a suit under this Section 7.3 may be entered into without the consent of the Party  not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Section 7.3 shall not, without the consent of the Party not bringing suit, (i) impose any liability or obligation on the Party not bringing suit, (ii) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the licenses as granted to the Party not bringing suit under this Agreement or as could be granted to Juno under the License Agreement, (iii) conflict with or reduce the scope of the subject matter claimed in any Patent owned by the Party not bringing suit, or (iv) adversely affect the interest of the Party not bringing suit in any material respect; provided that such consent shall not be unreasonably withheld.

(e)        Joinder.  In the case of any action or proceeding in accordance with Section 7.3(c), at the enforcing Party’s written request, and at such enforcing Party’s expense (subject to Section 7.3(g)), the other Party will join any such action or proceeding as a party and will use Commercially Reasonable Efforts to cause any Third Party as necessary to join such action or proceeding as a party if doing so is necessary for the purposes of establishing standing or is otherwise required by applicable Law to pursue such action or proceeding.

(f)        Cooperation.  In addition to the obligations set forth in Sections 7.3(a)  through 7.3(e), each Party will provide to the Party enforcing any such rights under this Section 7.3 reasonable assistance and cooperation in such enforcement, at such enforcing Party’s request and expense (subject to Section 7.3(g)). The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts. Each Party bringing any such action or proceeding in accordance with this Section 7.3 shall have an obligation to consult with the other Party and will take comments of such other Party into good faith consideration with respect to the infringement, claim construction, or defense of the validity or enforceability of any claim in any Editas Collaboration Patent or Joint Collaboration Patent that are the subject of such proceeding.

(g)        Costs.  Except as otherwise expressly set forth in this Section 7.3, each Party shall bear all of its costs incurred in connection with its activities under this Section 7.3. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 7.3 shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel), and (ii) (A) with respect to any Editas Collaboration Patent, any remaining proceeds shall be allocated to Editas and (B) with respect to any Joint Collaboration Patent, any remaining proceeds shall be allocated between the Parties, such that (i) if the Parties are jointly bringing suit under this Section 7.3, the proceeds shall be allocated evenly between the Parties and (ii) if the Parties are not jointly bringing suit under this Section 7.3, the Party bringing suit under this Section 7.3 retains [**] and the other Party retains [**] of such amount.

7.4       Defense of Claims Brought by Third Parties.  If a Party becomes aware of any actual or threatened claim that the conduct of any Research Program activities hereunder, or the Research, Development, Manufacture or Commercialization of any Collaboration Target or Collaboration RNP Complex, infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, the Parties shall as soon as practicable thereafter meet to discuss in good faith regarding the best response to such notice.

7.5       Common Interest Agreement.  The Parties shall negotiate in good faith to enter into a common interest agreement within [**] after the Amendment Date.

7.6       Subsequently Obtained IP.

(a)        If, following the Amendment Date, Editas or any of its Affiliates (other than an Acquiring Affiliate,  unless such Acquiring Affiliate has provided access to Editas or any of its Affiliates to the applicable IP, in which case such Acquiring Affiliate shall be subject to this Section 7.6 with respect to such IP)  enters into a license agreement pursuant to which Editas or such Affiliate acquires Control of (i) any IP that claims or covers, or is otherwise necessary or useful for, any Collaboration RNP Complex or Collaboration Target or the research, development, making, having made, import, use, offering to sell, selling or otherwise exploiting any Collaboration RNP Complex or Collaboration Target, or (ii) any other Genome Editing

Technology or IP intended to be used in the conduct of the Research Program, in each case ((i) or (ii)) that was not previously included in Editas Background IP (collectively, the “Subsequently Obtained IP”), Editas shall use Commercially Reasonable Efforts to (A) obtain license terms with respect to such Subsequently Obtained IP that are not more onerous with respect to Programs for which sublicenses are granted to Juno hereunder (or may be granted with respect to any Licensed Program (as such term is defined in the License Agreement) under the License Agreement) than they are with respect to any other actual or potential programs or products for which such Subsequently Obtained IP may be practiced or otherwise used; provided that Editas shall in no event disproportionately burden any Juno potential Licensed Product (as such term is defined in the License Agreement) and (B) allow for sublicensing to Juno in accordance with this Agreement and the License Agreement.  Following execution of the applicable in-license agreement, Editas shall promptly provide to Juno a written description of any applicable Subsequently Obtained IP, together with a true, correct and complete copy of any such Third Party license (provided that such copy may be redacted as to terms not applicable to a sublicensee thereunder).  On a Program-by-Program basis, unless and until any such Subsequently Obtained IP is sublicensed to Juno in accordance with Section 7.6(b), such Subsequently Obtained IP shall (A) be deemed not to be Controlled by Editas for purposes of the licenses granted to Juno hereunder and (B) unless otherwise agreed by the Parties in writing, Editas shall not, and shall cause its Affiliates and any Third Party subcontractors to not, practice or otherwise use any such Subsequently Obtained IP in the performance of the applicable Program.

(b)        As to any Subsequently Obtained IP that relates to, or is otherwise necessary or useful for the conduct of, a Program (i) for which Editas has provided notice to Juno pursuant to Section 7.6(a), and (ii) under which Editas is permitted to grant sublicense rights to Juno, Juno shall notify Editas in writing, within [**] after the date on which Editas delivers to Juno the Lead Candidate Notification with respect to such Program (or, if Editas has previously delivered the Lead Candidate Notification with respect to such a Program, then within [**] after Editas provides to Juno a copy of the applicable Third Party license agreement pursuant to Section 7.6(a)), whether Juno desires to receive a sublicense of rights granted under such Third Party license agreement with respect to such Subsequently Obtained IP in connection with Juno’s exercise of its Opt-In Right as to such Program and, following Editas’ receipt of Juno’s notice pursuant to this Section 7.6(b), then the Parties shall in good faith negotiate and mutually agree on (A) any additional terms with respect to such Subsequently Obtained IP under the applicable Third Party license agreement applicable to Juno as a sublicensee thereunder and to be included on Schedule 5.6 (“Additional Sublicense Terms”); and (B) Juno’s agreement to reimburse Editas for any royalties actually paid by Editas under such Third Party agreement directly on account of sales of Licensed Products (as defined in the License Agreement) under the License Agreement by Juno, its Affiliates and other sublicensees and (C) Juno’s reasonable pro rata allocation of any milestone payments actually paid by Editas under such Third Party agreement solely with respect to the sublicense of such Subsequently Obtained IP as such milestone payments result from the exploitation of the applicable Licensed Product (as defined in the License Agreement) under the License Agreement, which pro rata allocation shall be mutually agreed by the Parties based on the reasonable expected exploitation of such Subsequently Obtained IP by Juno and its Affiliates and other sublicensees with respect to the applicable Licensed Product (as defined in the License Agreement) in the Licensed Field (as defined in the License Agreement) for such Program pursuant to the License Agreement as compared to all other current and reasonably anticipated potential products relevant to such Third Party agreement  (including Licensed Products  (as defined in the License Agreement) and any such products that may be researched, developed or commercialized outside the Licensed Field)  ((B) and (C), collectively, the “Allocable Costs”).  In the event that the Parties are unable to agree on any such Additional Sublicense Terms or Allocable Costs pursuant to this Section 7.6(b), the Parties shall escalate the matter to the Executive Officers for resolution, and if the Executive Officers are unable to resolve such issue within [**], the matter shall be resolved by binding arbitration pursuant to Section 13.2 (and until such matter is resolved, such Subsequently Obtained IP shall be deemed not to be Controlled by Editas for purposes of the licenses granted to Juno hereunder or under the License Agreement); provided that if the Opt-In Term for the applicable Program would otherwise expire prior to the end of the foregoing dispute resolution period,  then such Opt-In Term shall automatically be extended until [**] after the end of such dispute resolution period.  Following determination of the Additional Sublicense Terms and Allocable Costs with respect to any Subsequently Obtained IP for a given Program in accordance with this Section 7.6(b), Juno may elect to include such Subsequently Obtained IP for such Program by providing written notice to Editas no later than the expiration of the Opt-In Term with respect thereto, in which case, (1) such Third Party license agreement shall be considered an “In-License Agreement” under this Agreement and under the License Agreement solely with respect to the Program(s) and such Subsequently Obtained IP will be deemed to be included in the Editas Background IP hereunder and in the Editas Licensed Background IP (as defined in the License Agreement) under the License Agreement, and (2) the Licensed Program Addendum for such Program shall include such Additional Sublicense Terms and Allocable Costs; provided that, for clarity, any amounts due and payable by Juno or any of its Affiliates with respect to any such sublicense under Subsequently Obtained IP shall be limited to such Allocable Costs as set forth in the applicable Licensed Program Addendum, which shall be paid in accordance with the terms of the License Agreement and shall be considered Juno Third Party Payments (as defined in the License Agreement) thereunder, and in no event shall Juno or any of its Affiliates incur any additional payment obligations with respect to such Subsequently Obtained IP under this Agreement.

7.7       Post-Opt-In Right Exercise.  On a Program-by-Program basis, after Juno’s exercise of its Opt-In Right with respect to a given Program, the Prosecution and Maintenance and enforcement of the Editas Background Patents, Editas Collaboration Patents and Joint Collaboration Patents for such Program shall be in accordance with the License Agreement.

ARTICLE 8

CONFIDENTIALITY AND PUBLICATION

8.1       Confidential Information.  Except as otherwise expressly provided herein, the Parties agree that, for the Term and for [**] thereafter, the receiving Party shall (a) not, except as expressly provided in this ARTICLE 8, disclose to any Third Party any Confidential Information furnished to it by the disclosing Party pursuant to this Agreement (including under the Original Agreement or First Amended and Restated Agreement); (b) maintain in confidence such Confidential Information using not less than the efforts such receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, or the License Agreement, including, in the case of Juno, the exercise of the rights and licenses (including the Opt-In Rights) granted to Juno hereunder and thereunder (it being understood that this Section 8.1 shall not create or imply any rights or licenses not expressly granted under this Agreement or the License Agreement).  For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information, samples or other materials, including Know-How, which are disclosed by or on behalf of one Party to the other Party pursuant to this Agreement (including under the Original Agreement or the First Amended and Restated Agreement), regardless of whether any of the foregoing is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form.

8.2       Program-Specific Information.  Notwithstanding anything to the contrary herein, (a) the identity of the Collaboration Targets; (b) the Collaboration RNP Complexes; (c) the Collaboration Know-How comprising the data or results of the Research Program, including the content of the applicable Data Package (other than Joint Collaboration Know-How) ((a) – (c), collectively, the “Program-Specific Information”); and (d) the Joint Collaboration Know-How, in each case of clauses (a) – (d), shall be deemed Confidential Information of both Parties (without regard to Section 8.3(a) or 8.3(d)), each Party shall be deemed to be the disclosing Party with respect to thereto, and each Party shall be subject to the obligations of confidentiality and the restrictions on use and disclosure with respect thereto as set forth in this ARTICLE 8.  Notwithstanding the foregoing, from and after the end of the Term, with respect to (i) any Collaboration RNP Complex that became a Lapsed Collaboration RNP Complex during the Term, or (ii) any Collaboration RNP Complex that was not included in a Program for which Juno has exercised its Opt-In Right, in each case ((i) or (ii)), that is not otherwise a Licensed RNP Complex (as defined in the License Agreement), there shall no longer be any Program-Specific Information relating to any such Collaboration RNP Complex and, for clarity, any Confidential Information that would otherwise have been Program-Specific Information with respect thereto shall thereafter be deemed to be the Confidential Information of the Disclosing Party, as applicable.

8.3       Exceptions.  The obligations set forth in Section 8.1 shall not apply with respect to any portion of the Confidential Information of the disclosing Party that the receiving Party can show by competent written proof:

(a)        was already known to the receiving Party, other than under an obligation of confidentiality or restriction of use, at the time of disclosure;

(b)        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)        became generally available to the public or otherwise part of the public domain after its disclosure, including through a publication in accordance with Section 8.5, in each case, other than through any act or omission of the receiving Party in breach of this Agreement;

(d)        was independently developed by or on behalf of the receiving Party without reference to or reliance upon the disclosing Party’s Confidential Information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)        was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

8.4       Permitted Use and Disclosures.

(a)        Authorized Disclosure.  Notwithstanding Section 8.1, the receiving Party may disclose Confidential Information belonging to the disclosing Party in the following instances:

(i)         subject to Sections 8.4(b) and 8.4(c), to comply with applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);

(ii)       to any of its officers, employees, acquirers, consultants, agents or Affiliates (including (A) in the case of Juno, to any actual or potential collaborators, licensees, or sublicensees and (B) in the case of either Party, to such Party’s subcontractors for purpose of such subcontractor performing obligations of such Party under this Agreement) as it deems necessary or advisable in the course of conducting activities in accordance with this Agreement in order to carry out its responsibilities or exercise its rights under this Agreement (including, (1) in the case of Juno, the exercise of the rights and licenses (including, the evaluation of its Opt-In Rights) granted to Juno hereunder and (2) in the case of either Party, to use the Joint Collaboration Know-How as set forth in Section 7.1(e)); provided that each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 8 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, further, that in each of the above situations in this Section 8.4(a)(ii), the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 8.4(a)(ii) to treat such Confidential Information as required under this ARTICLE 8;

(iii)      with respect to Editas, any Editas Collaboration Know-How comprising the data or results of the Research Program or Joint Collaboration Know-How specific to the Collaboration RNP Complex or to Editas’ Genome Editing Technology platform, to (A) any Third Party collaborator or sublicensee in connection with an actual or potential bona fide collaboration outside the Exclusive Field or (B) (1)  Allergan as required pursuant to the Allergan Agreement, but solely to the extent such Know-How is specific to the Excluded Ocular Field, (2)  Beam as required pursuant to the Beam Agreement, but solely to the extent such Know-How is specific to the Excluded Base Editing Non-Cancer Field, or (3)  BlueRock as

required pursuant to the BlueRock Agreement, but solely to the extent such Know-How is specific to the BlueRock Field (provided that, for clarity, in each case ((1), (2) or (3)), such Know-How is not specific to any cancer field); provided, however, that in no event shall Editas or any of its Affiliates disclose or otherwise make available to any Third Party the sequence of any Collaboration RNP Complex (including the sequences of the gRNA or RGEN) or the sequence of any donor template or its component parts prior to such Third Party becoming an actual bona fide collaboration partner of Editas, without the prior written consent of Juno; provided, further, each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 8 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, further, that in each of the above situations in this Section 8.4(a)(iii), Editas shall remain responsible for any failure by any Person who receives Confidential Information from Editas pursuant to this Section 8.4(a)(iii) to treat such Confidential Information as required under this ARTICLE 8;

(iv)       solely with respect to disclosure of the terms of this Agreement, to (A) investors in connection with any private placement of equity securities of such Party or any of its Affiliates, (B) underwriters (and their legal counsel) in connection with other market financing of equity securities of such Party or any of its Affiliates or (C) lenders in connection with any loan or debt financing transaction of such Party or any of its Affiliates; provided that (1) each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 8 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; (2) in each of the above situations in this Section 8.4(a)(iv), the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 8.4(a)(iv) to treat such Confidential Information as required under this ARTICLE 8; and (3) the disclosing Party shall only provide each such disclosee with a copy of this Agreement redacted as to terms not required in connection with the contemplated transaction; and

(v)        disclosure, solely on a “need to know basis”, to its advisors (including attorneys and accountants) in connection with activities hereunder; provided that, prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE 8 (provided, however, that in the case of legal or other professional advisors subject to professional standards of confidentiality, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 8.4(a)(v), the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 8.4(a)(v) to treat such Confidential Information as required under this ARTICLE 8.

(b)        Terms of Disclosure.  If and whenever any Confidential Information is disclosed in accordance with Section 8.4(a), such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Section 8.4(c), the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make any disclosures pursuant to Section 8.4(a)(i) sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the receiving Party will provide reasonable assistance to the disclosing Party with respect thereto; provided that, in such event, the receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the disclosing Party as is necessary for the purposes of Section 8.4(a)(i), as applicable.

(c)        Securities Filings; Disclosure under Applicable Law.  Each Party acknowledges and agrees that the other Party may submit this Agreement to (or file this Agreement with) the SEC or any national securities exchange in any jurisdiction (collectively, the “Securities Regulators”), or to other Persons as may be required by applicable Law, and if a Party does submit this Agreement to (or file this Agreement with) any Securities Regulators, or other Persons as may be required by applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement and to mutually agree on the redactions to this Agreement to be submitted for confidential treatment request, such agreement not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, if a Party is required by applicable Law or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing or other submission as required by applicable Law or Securities Regulator, and (i) such Party has provided copies of the disclosure to the other Party reasonably in advance of such filing or other disclosure under the circumstances, (ii) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (iii) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by applicable Law or Securities Regulator if the other Party has not responded within such reasonable time period. Notwithstanding the foregoing, it is hereby understood and agreed that if a Party seeks to make a disclosure as required by applicable Law or Securities Regulator as set forth in this Section 8.4(c), and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith consider incorporating such comments, and, with respect to submitting this Agreement to (or filing this Agreement with) any Securities Regulators, or other Persons as may be required by applicable Law, the Parties shall mutually agree on the redactions to this Agreement to be submitted for confidential treatment request, such agreement not to be unreasonably withheld, conditioned or delayed.

8.5       Publicity.

(a)        Press Release.  Subject to Section 8.4 and this Section 8.5, each Party shall not, and agrees to cause their Affiliates not to, issue any press release or other public statement disclosing this Agreement or the transactions contemplated hereby unless such press release or other public statement is approved by the other Party in writing; provided that either

Party shall be authorized to make any disclosure, without the approval of the other Party, that is required by applicable Law (including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended) or the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Section 8.4.  Without limiting the foregoing, the Parties agree that Editas (i) shall issue an initial press release regarding the execution of this Agreement promptly following, but in no event more than [**] following, the execution of this Agreement, in a form as mutually agreed to by the Parties in writing prior to the issuance thereof and (ii) following any exercise of Juno’s Opt-In Right, Editas shall have the right to disclose the fact that Juno has exercised its Opt-In Right with respect to a Program; provided that Editas shall notify Juno reasonably in advance of any such press release or public statement and shall include any reasonable and timely comments from Juno, including any reasonable request to limit such press release or public statement, including to remove any Program-Specific Information or other Confidential Information of Juno or any of its Affiliates therein; provided, further, that Editas shall not disclose details regarding the Licensed Program, including any information sufficient to identify any Collaboration Target or Collaboration RNP Complex.

(b)        Additional Restrictions on Disclosure.  Without limiting any other restrictions on disclosure as set forth in this ARTICLE 8, with respect to any press release or other public statement proposed to be made by Editas which discloses any information with respect to the Research Program, or otherwise relates to any Collaboration Target or Collaboration RNP Complex, or the Research, Development, Manufacture or Commercialization of the foregoing in the Exclusive Field, such press release or other public statement may not be issued without Juno’s prior written consent, except for such disclosures by Editas as required by applicable Law or Securities Regulators (solely and to the extent Editas’ counsel determines such disclosure is required by applicable Law or Securities Regulators) and in accordance with Section 8.4, and in such case Editas shall use reasonable efforts to afford Juno a reasonable period of time to review any such disclosure and any comments made by Juno will be considered in good faith.  Notwithstanding the foregoing, any information that has been previously publicly disclosed in accordance with this Agreement may be disclosed again as long as such disclosure is presented in substantially the same context and does not exceed the scope of such prior public disclosure.  Subject to the foregoing, if Juno proposes that Editas use specific wording or language with respect thereto, Editas shall in good faith consider incorporating such wording or language.

8.6       Scientific Publications.  During the Term, subject to Section 8.4 and Section 8.5, neither Party shall, and each Party shall cause its Affiliates not to, first publish or first present in a public forum the scientific or technical results of any activity performed pursuant to this Agreement (including any Program-Specific Information) without the opportunity for prior review and comment by the other Party in accordance with this Section 8.6.  Each Party (the “Publishing Party”) agrees to provide the other Party (the “Non-Publishing Party”) with the opportunity to review any proposed abstract, manuscript or scientific presentation (including any verbal presentation) that relates to its activities performed pursuant to this Agreement during the Term, at least [**] prior to its intended submission for publication.  The Non-Publishing Party shall respond in writing promptly and in no event later than [**] after receipt of the proposed publication (provided that the Non-Publishing Party shall use Commercially Reasonable Efforts to accommodate a shorter time period if notified by the Publishing Party and required due to circumstances outside of the Publishing Party’s control), with one or more of the following: (a) comments on the proposed publication, which the Publishing Party shall consider in good faith; (b) a specific statement of concern, based upon the need to seek Patent Rights protection or to block publication or public disclosure (including publications in journals, posters, presentations at conferences and abstracts submitted in advance of conferences) if the Non-Publishing Party reasonably determines that the proposed disclosure includes any intellectual property that should be maintained as a trade secret to protect Program-Specific Information, in which event the Publishing Party agrees not to submit such publication or make such presentation that contains such information for a reasonable period of time, and in no event more than [**], and the Parties agree to review and decide whether to seek patent protection for any such intellectual property in such publication or presentation which may be patentable or to resolve any other issues; or (c) an identification of the Non-Publishing Party’s Confidential Information that is contained in the publication reviewed, which the Publishing Party shall remove, if requested by the Non-Publishing Party.  Both Parties understand that a reasonable commercial strategy may require delay of publication of information, or filing of patent applications first, with respect to activities performed or results obtained pursuant to this Agreement during the Term, or not to publish at all if necessary to preserve trade secrets. The Parties agree to review and decide whether to delay publication of such information to permit filing of patent applications.  For the avoidance of doubt, in no event shall either Party have the right to publish or present any Confidential Information of the other Party, except as provided in Section 8.4 or with the prior written consent of such other Party (in its sole discretion).

8.7       Nondisclosure of Terms.  Each of the Parties agrees that the terms of this Agreement are Confidential Information of each Party and not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that each Party may disclose any of them in accordance with the provisions of Section 8.3, Section 8.4 and Section 8.5.

8.8       Use of Names and Marks.  Except as otherwise expressly set forth herein, neither Party shall use the name, trade name, trademark or other designation of the other Party or its employees in connection with any products, promotion or advertising without the prior written permission of the other Party; provided that such permission shall not be required to the extent use thereof may be required by applicable Law or Securities Regulators, including the rules of any securities exchange or market on which a Party’s (or its Affiliate’s) securities are listed or traded.

8.9       Compliance with In-License Agreements.  To the extent required under the terms of an In-License Agreement, Juno agrees that Editas may disclose this Agreement and its terms to the applicable In-Licensors; provided that Editas shall ensure that each such In-Licensor to whom this Agreement or its terms are disclosed is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in ARTICLE 8 to maintain the confidentiality thereof and not to use such information except as expressly permitted by this Agreement; and provided, further, that Editas shall remain responsible for any failure by any In-Licensor who receives such information to treat such information as required under ARTICLE 8.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1       Representations and Warranties of Juno.  Juno represents and warrants that, as of the Original Effective Date (as though made then), the First Amendment Effective Date (as though made then) and the Amendment Date:

(a)        it is duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof;

(b)        it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)        this Agreement has been duly executed and delivered on behalf of Juno, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) Laws governing specific performance, injunctive relief and other equitable remedies;

(d)        the execution, delivery and performance of this Agreement by Juno does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which Juno (or any of its Affiliates) is a party or by which Juno (or any of its Affiliates) is bound, nor violate any applicable Law of any Governmental Authority having jurisdiction over Juno (or any of its Affiliates);

(e)        no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Law currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as set forth in Section 3.5;

(f)        it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it as of the Amendment Date for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as set forth in Section 3.5; and

(g)        to Juno’s knowledge, other than Juno’s interest in the Joint Collaboration IP, there is no Collaboration IP Controlled by Juno as of the Amendment Date.

9.2       Representations and Warranties of Editas.  Editas represents and warrants that, as of the Original Effective Date (as though made then), the First Amendment Effective Date (as though made then) and the Amendment Date:

(a)        it is duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof;

(b)        it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)        this Agreement has been duly executed and delivered on behalf of Editas, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) Laws governing specific performance, injunctive relief and other equitable remedies;

(d)        the execution, delivery and performance of this Agreement by Editas does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which Editas (or any of its Affiliates) is a party or by which Editas (or any of its Affiliates) is bound, nor violate any applicable Law of any Governmental Authority having jurisdiction over Editas (or any of its Affiliates);

(e)        no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Law currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement (including the grant of the rights to Juno hereunder, including the Opt-In Rights), except as set forth in Section 3.5; and

(f)        it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it as of the Amendment Date for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as set forth in Section 3.5.

9.3       Additional Representations and Warranties of Editas.  Except as otherwise set forth on Schedule 9.3, Editas represents and warrants that, as of the Amendment Date:

(a)        Schedule 1.65 contains a complete and accurate list of all Editas Collaboration Patents that claim or cover any Genome Editing Technology, Initial Collaboration Target or RNP Complexes (or components thereof) that may be utilized with or otherwise Directed to any Initial Collaboration Target (or product that constitutes, incorporates, comprises or contains any such RNP Complex (or components thereof)), including the composition, use, research, Development, Manufacture or Commercialization of any of the foregoing, and Editas Controls all such Editas Collaboration Patents.  All issued patents within the Editas Collaboration Patents are in full force and effect, and have not been determined to be invalid or unenforceable, in whole or in part;

(b)        no claim has been issued or served, or written threat of a claim or litigation made by any Person, against Editas or its Affiliates that alleges that any Patent Right within the Program Assets is invalid or unenforceable;

(c)        (i) except with respect to the Editas Background IP licensed to Editas pursuant to an In-License Agreement, Editas or its Affiliate is the sole and exclusive owner of the Program Assets and (ii) neither Editas nor its Affiliates have granted any mortgage, pledge, claim, security interest, lien or other charge of any kind on the Program Assets, and the Program Assets are free and clear of any mortgage, pledge, claim, security interest, lien or charge of any kind.  Except with respect to the Editas Background IP licensed to Editas pursuant to an In-License Agreement, neither Editas nor any of its Affiliates have entered into any agreement under which Editas or any of its Affiliates has obtained a license or sublicense of rights from a Third Party to any Program Assets or that is otherwise necessary or useful to conduct its Research activities hereunder;

(d)        with respect to any In-License Agreement, (i) Editas has provided Juno with a true, correct and complete copy thereof  (provided that such copy may be redacted as to terms not applicable to a sublicensee thereunder), (ii) each is in full force and effect, (iii) neither Editas nor its Affiliates is in breach thereof, and (iv) neither Editas nor its Affiliates has received any notice from the In-Licensor to such In-License Agreement any breach or notice of threatened breach by Editas or its Affiliates thereof;

(e)        except for the Program Assets, Editas and its Affiliates do not own or Control, any Patent Rights or Know-How that is necessary or useful to conduct its Research activities hereunder, and no Third Party has made claims regarding ownership of, nor are there other defects or deficiencies in the ownership of, the Program Assets in a manner that would materially adversely affect the scope (when taken as a whole) of Juno’s licenses granted under this Agreement;

(f)        except as otherwise disclosed by Editas’ patent counsel via teleconference to Juno’s patent counsel,  to Editas’ and any of its Affiliates’ knowledge, the use of the Program Assets intended to be used in the Research Program as contemplated hereunder or the research, Development, Manufacture or Commercialization of any Genome Editing Technology, Initial Collaboration Target or RNP Complexes (or components thereof) that may be utilized with or otherwise Directed to any Initial Collaboration Target (or product that constitutes, incorporates, comprises or contains any such RNP Complex (or components thereof)), would not result in the infringement of any issued patent owned by a Third Party and as to which Editas does not have a sufficient license or other right of use;

(g)        neither Editas nor its Affiliates have received any written notice of any claim that any Patent Rights or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed or misappropriated by the Research Program activities hereunder or by the research, Development, Manufacture, or Commercialization of any Genome Editing Technology, Initial Collaboration Target or RNP Complexes (or components thereof) that may be utilized with or otherwise Directed to any Initial Collaboration Target (or product that constitutes, incorporates, comprises or contains any such RNP Complex (or components thereof));

(h)        Editas has the full right and authority to grant all of the rights and licenses granted to Juno (or purported to be granted to Juno) hereunder, and to be granted under the License Agreement, and neither Editas nor its Affiliates have granted any right or license to any Third Party that remains in effect as of the Amendment Date relating to any of the Program Assets in the Licensed Field, or the research, Development, Manufacture or Commercialization of any Genome Editing Technology in the Licensed Field, or any Initial Collaboration Target or RNP Complexes (or components or sequences thereof) that could reasonably be expected to be utilized with or otherwise Directed to the Initial Collaboration Targets (or product that constitutes, incorporates, comprises or contains any such RNP Complex (or any components or sequences thereof)) in the Licensed Field, in each case, that would conflict with or limit the scope of any of the rights or licenses (including the Opt-In Rights) granted to Juno hereunder or to be granted under the License Agreement or would otherwise violate Section 5.3(a);

(i)         there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal administrative or other proceedings or governmental investigations pending or, to Editas’ or its Affiliates’ knowledge, threatened against Editas or any of its Affiliates which would reasonably be expected to adversely affect the Program Assets, or Editas’ Control thereof;

(j)         neither Editas nor any of its Affiliates have issued a claim against a Third Party alleging that a Third Party is infringing or has infringed or misappropriated any Program Assets, and, except as otherwise disclosed by Editas’ patent counsel via teleconference to Juno’s patent counsel,  to Editas’ or its Affiliates’ knowledge, no issued patents within the Program Assets are being infringed and no trade secrets within the Program Assets are being misappropriated by any Third Party;

(k)        neither Editas nor its Affiliates have employed or otherwise used in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to any Program Assets, or the research, Development, Manufacture or Commercialization of any Genome Editing Technology, Initial Collaboration Target or RNP Complexes (or  any components or sequences thereof) that may be utilized with or otherwise Directed to any Initial Collaboration Target (or product that constitutes, incorporates, comprises or contains any such RNP Complex (or any components or sequences thereof)), or is otherwise Directed to any Initial Collaboration Target.  All Research Program activities related to any Genome Editing Technology, Initial Collaboration Target or RNP Complexes (or any components or sequences thereof) that could reasonably be expected to be utilized with or otherwise Directed to any Initial Collaboration Target (or product that constitutes, incorporates, comprises or contains any such RNP Complex (or any components or sequences thereof)), conducted by or on behalf of Editas or any of its Affiliates prior to the Amendment Date (including  under the Research Program) has been conducted in accordance with all applicable Laws (including, to the extent applicable, GCP, GLP and GMP);

(l)         Editas has disclosed to Juno all material information and data, and all material correspondences to or from any Regulatory Authority, existing as at the Amendment Date in the possession or control of Editas or its Affiliates, in each case, related to any Initial Collaboration Target or RNP Complexes (or any components or sequences thereof) that could reasonably be expected to be utilized with or otherwise Directed to any Initial Collaboration Target (or product that constitutes, incorporates, comprises or contains any such RNP Complex (or any components or sequences thereof)), including the composition, use, research, Development, Manufacture or Commercialization of any of the foregoing; and

(m)       Editas is required to include the provisions of Section 5.6 (including Schedule 5.6 thereto) and ARTICLE 11, in each case, to comply with the applicable In-License Agreement.

9.4       Additional Covenants of Editas.

(a)        During the Term, Editas hereby further covenants to Juno that Editas shall promptly notify Juno in writing if any additional Editas Background Patents that claim or cover (i) any Program Assets, (ii) the research, Development, Manufacture or Commercialization of any Genome Editing Technology useful in the Licensed Field, or (iii) any Collaboration Target or Collaboration RNP Complexes (or any components or sequences thereof) or any other RNP Complexes (or any components or sequences thereof) that could reasonably be expected to be utilized with or otherwise Directed to any Collaboration Target in the Licensed Field (or product that constitutes, incorporates, comprises or contains any such Collaboration RNP Complexes or other RNP Complex (or any components or sequences thereof)), including the composition or use of any of the foregoing, becomes known to Editas.

(b)        Editas shall promptly notify Juno in writing in the event that Editas no longer is subject to the restrictions on granting rights to Juno hereunder with respect to the Excluded Ocular Field under the Allergan Agreement or the Excluded Base Editing Non-Cancer Field under the Beam Agreement,  or if BlueRock no longer has co-exclusive rights in the BlueRock Field under the BlueRock Agreement.  Following the Amendment Date, Editas and its Affiliates shall not amend the Allergan Agreement, Beam Agreement or BlueRock Agreement in a manner that could conflict with or otherwise adversely affect the rights granted to Juno hereunder or under the License Agreement, including an expansion of the field under the Allergan Agreement, Beam Agreement or BlueRock Agreement, as applicable.

9.5       Disclaimer.  JUNO AND EDITAS SPECIFICALLY DISCLAIM ANY GUARANTEE THAT THE RESEARCH PROGRAM SHALL BE SUCCESSFUL, IN WHOLE OR IN PART, OR THAT ANY OTHER PARTICULAR RESULTS WILL BE ACHIEVED WITH RESPECT TO THE RESEARCH PROGRAM, ANY COLLABORATION TARGET OR ANY COLLABORATION RNP COMPLEX HEREUNDER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EDITAS AND JUNO MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO THE EDITAS BACKGROUND IP, COLLABORATION IP, INFORMATION DISCLOSED HEREUNDER, COLLABORATION TARGETS OR COLLABORATION RNP COMPLEXES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, VALIDITY OR ENFORCEABILITY OF ANY COLLABORATION IP, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 10

INDEMNIFICATION

10.1     Juno.  Juno agrees to indemnify, defend and hold harmless Editas and its Affiliates and its and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Editas Indemnitees”) from and against any Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon: (a) bodily injury or death resulting from any activities under the Research Program performed by or on behalf of Juno or its Affiliates; (b) the negligence or willful misconduct of Juno or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Juno’s performance of its obligations under this Agreement; or (c) any breach by Juno of any of its representations, warranties or covenants made in this Agreement, except, in each case, to the extent such Third Party Damages result from any Third Party Claim covered under Section 10.2(c)  or (d).

10.2     Editas.  Editas agrees to indemnify, defend and hold Juno and its Affiliates and its and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Juno Indemnitees”) harmless from and against any Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon: (a) bodily injury or death resulting from any activities under (i) the Research Program performed by or on behalf of Editas or its Affiliates or (ii) the Allergan Agreement, Beam Agreement or BlueRock Agreement or (b) bodily injury or death resulting from any Collaboration RNP Complex Researched, Developed, Manufactured, Commercialized, used, sold or otherwise distributed by or on behalf of Editas, its Affiliates or sublicensees outside of the Exclusive Field; (c) the negligence or willful misconduct of Editas or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Editas’ performance of its obligations under this Agreement; or (d) any breach by Editas of any of its representations, warranties and covenants made in this Agreement, except, in each case, to the extent such Third Party Damages result from any Third Party Claim covered under Section 10.1(b)  or (c).

10.3     Indemnification Procedure.  If a Party is seeking indemnification under Section 10.1 or Section 10.2, as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 10.1 or Section 10.2, as applicable, as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 10.1 or Section 10.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims). The Indemnitor shall have the right to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 10.1 or Section 10.2, as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense.  The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.  The Indemnitor shall not settle any claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement (a) involves only the payment of money and will not result in the Indemnitee (or other Editas Indemnitees or Juno Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnitee (or other Editas

Indemnitees or Juno Indemnitees, as applicable); and (c) if Editas is the Indemnitor, does not adversely affect the rights or licenses granted to Juno (or its Affiliate) under this Agreement or under the License Agreement. The Indemnitee shall not settle or compromise any such claim without the prior written consent of the Indemnitor, which it may provide in its sole discretion. If the Parties cannot agree as to the application of Section 10.1 or Section 10.2, as applicable, to any claim, pending resolution of the dispute pursuant to Section 13.2, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or Section 10.2, as applicable, upon resolution of the underlying claim.  In each case, the Indemnitee shall reasonably cooperate with the Indemnitor, and shall make available to the Indemnitor all pertinent information under the Control of the Indemnitee, which information shall be subject to ARTICLE 8.

10.4     Insurance.  During the Term and for a period of [**] thereafter, each Party shall maintain, at its cost, a program of insurance (or, with respect to Juno, self-insurance) against liability and other risks associated with its activities and obligations under this Agreement, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement.  It is understood that such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this ARTICLE 10, or otherwise.

10.5     LIMITATION OF LIABILITY.  NEITHER EDITAS NOR JUNO, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 10.1 OR SECTION 10.2 FOR ANY THIRD PARTY DAMAGES OR THE LIABILITY OF EITHER PARTY FOR ANY BREACHES OF ARTICLE 8 OR EDITAS FOR BREACH OF ANY OF ITS OBLIGATIONS UNDER SECTION 5.3.

ARTICLE 11

OTHER TERMS RELATING TO IN-LICENSES

11.1     Indemnification under the Harvard-Broad Licenses.  Notwithstanding the provisions of ARTICLE 10 to the contrary, the provisions of this Section 11.1 shall apply to Juno’s obligation to indemnify Institution Indemnitees, MGH Indemnitees, MIT Indemnitees and HHMI Indemnitees:

(a)        Indemnification.  Juno shall, and shall cause its Affiliates to, indemnify, defend and hold harmless the Institution Indemnitees and MIT Indemnitees from and against any claim, suit, investigation, action, demand, judgment, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation or defense), based upon, arising out of, or otherwise relating to Juno’s or its Affiliates’ or Designees’ activities under this Agreement or any sublicense or subcontract by Juno hereunder, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed by Juno or any of its Affiliates or Designees pursuant to any right or license granted under this Agreement (collectively, “Claims”) except to the extent any such Claim results from or arises out of the gross negligence or willful misconduct of an Institution Indemnitee or MIT Indemnitee seeking indemnification hereunder or material breach of the applicable Harvard-Broad License by an Institution. Juno and each of its Affiliates are referred to as “Juno Indemnitor” below.

(b)        Notification of Editas; Editas Right to Consent.  In the event that a Juno Indemnitor receives notice of any Claim for which indemnification may be sought hereunder, Juno shall promptly, but no longer than [**] later, notify Editas of such Claim and as soon as reasonably practicable thereafter provide Editas with all documentation and information Juno Indemnitor may have in its possession with regard thereto.  Neither Juno, nor any of its Affiliates, may settle such Claim on terms that admit any liability on the part of Editas, impose any obligation on Editas, or diminish the rights of Editas without Editas’ prior written consent, which may be given or withheld in Editas’ sole discretion.

(c)        Procedures.  With respect to any Claim for which indemnification is sought by an Institution Indemnitee or MIT Indemnitee pursuant to Section 11.1(a), Juno acknowledges and agrees that the provisions of such Harvard-Broad License (as in effect as of the Amendment Date) relating to the procedures for indemnification shall apply as if such procedures were written in full herein, with the defined terms “Company” being deemed to refer to Juno, “Indemnitor” being deemed to refer to Juno and each of its Affiliates and “Indemnitees” being deemed to refer to Institution Indemnitees and MIT Indemnitees.

(d)        HHMI Indemnity.  HHMI Indemnitees shall be indemnified, defended by counsel acceptable to HHMI, and held harmless by Juno, from and against any Claim.  The previous sentence shall not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.  Notwithstanding any other provision of this Agreement, Juno’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph shall not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

(e)        MGH Indemnity.  Juno shall indemnify, defend and hold harmless MGH Indemnitees against any Claim, except to the extent any such Claim results directly from the gross negligence or willful misconduct of an MGH Indemnitee. With respect to any Claim for which indemnification is sought by an MGH Indemnitee pursuant to this Section 11.1(e), Juno acknowledges and agrees that the provisions of such MGH License (as in effect as of the Amendment Date) relating to the procedures for indemnification shall apply as if such procedures were written in full herein, with the defined terms “Company” being deemed to refer to Juno, “Hospital” being deemed to refer to MGH and “Indemnitee(s)” being deemed to refer to MGH Indemnitee(s).

(f)        Notwithstanding the foregoing provisions of this Section 11.1, (i) the Juno Indemnitors shall have no obligations to defend, indemnify or hold harmless any Institution Indemnitees, MGH Indemnitees, MIT Indemnitees and HHMI Indemnitees, if any Juno Indemnitors would have a claim for indemnification from Editas pursuant to Section 10.2 (in which case Editas shall be responsible for defending, indemnifying and holding harmless any Institution Indemnitees, MGH Indemnitees, MIT Indemnitees and HHMI Indemnitees, and the Juno Indemnitors shall be entitled to seek indemnification in accordance with Section 10.2) and (ii) the provisions of Section 10.5 shall apply.

11.2     Use of Names.  Except as provided in this Section 11.2, Juno shall not, and shall ensure that its Affiliates shall not, use or register the name “The Broad Institute, Inc.,” “Wyss Institute for Biologically Inspired Engineering at Harvard University,” “President and Fellows of Harvard College,” “Massachusetts Institute of Technology,” “Lincoln Laboratory,” “The Rockefeller University,” “University of Tokyo,” “TODAI TLO, Ltd.,” “Wageningen University,” “Wageningen University & Research,” “University of Iowa Research Foundation,” “University of Iowa,” “The General Hospital Corporation,” “Massachusetts General Hospital,” “MGH,” [**] “GenEdit,” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify such Persons or any of such Persons’ schools, units, divisions or affiliates or any trustee, director, officer, staff member, employee, student or other agent of such Person (“Institution Names”) for any purpose in connection with this Agreement, except as required by applicable Law or otherwise with the prior written approval of, and in accordance with restrictions required by, such Person. Juno further agrees, except as required by applicable Law or as otherwise provided below in this Section 11.2, not to use any Institution Names for any purpose in connection with this Agreement except with the prior written approval of, and in accordance with the restrictions required by, the applicable counterparty. Without limiting the foregoing, Juno shall, and shall ensure that its Affiliates shall cease all use of Institution Names in connection with this Agreement as permitted under this Agreement on the termination or expiration of this Agreement except as required by applicable Law or otherwise approved in writing by the applicable counterparty, as applicable. This restriction shall not apply to any information required by Law to be disclosed to any governmental entity. In connection with this Agreement, except as required by applicable Law, Juno shall not use or register the name “Howard Hughes Medical Institute” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify HHMI or any unit of HHMI (“HHMI Names”) or of any HHMI employee (including [**]) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to an HHMI Name or any HHMI employees (including [**]) in press releases or similar materials intended for public release is approved by HHMI in advance.

11.3     Intended Third Party Beneficiaries.

(a)        Institutions.  Juno acknowledges and agrees that for so long as the Editas Background IP includes IP licensed by Editas from Institutions under the applicable Foundational In-License:

(i)         solely with respect to IP licensed to Editas under the Cas9-I License, Harvard and Broad are intended third party beneficiaries of this Agreement for the purpose of enforcing all Patent Rights challenge, indemnification, and insurance provisions of this Agreement with respect thereto, and enforcing the right to terminate this Agreement for breach of the Patent Rights challenge, indemnification and insurance provisions of this Agreement with respect thereto; and HHMI, MIT and Rockefeller are intended third party beneficiaries of this Agreement for the purpose of enforcing HHMI’s and MIT’s respective rights with respect thereto, including indemnification and insurance provisions, under this Agreement as required by the Cas9-I License;

(ii)       solely with respect to the IP licensed to Editas under the Cas9-II License, Broad is an intended third party beneficiary of this Agreement for the purpose of enforcing all Patent Rights challenge, indemnification, and insurance provisions of this Agreement with respect thereto, and enforcing the right to terminate this Agreement for breach of the Patent Rights challenge, indemnification and insurance provisions of this Agreement with respect thereto; and Broad, Harvard, MIT and Iowa are intended third party beneficiaries of this Agreement for the purpose of enforcing Broad’s, Harvard’s, MIT’s and Iowa’s respective rights with respect thereto, including indemnification and insurance provisions, under this Agreement as required by the Cas9-II License; and

(iii)      solely with respect to the IP licensed to Editas under the Cpf1 License, Broad is an intended third party beneficiary of this Agreement for the purpose of enforcing all Patent Rights challenge, indemnification, and insurance provisions of this Agreement with respect thereto, and enforcing the right to terminate this Agreement for breach of the Patent Rights challenge, indemnification and insurance provisions of this Agreement with respect thereto; and Broad, Harvard, MIT, UTokyo and Wageningen are intended third party beneficiaries of this Agreement for the purpose of enforcing Broad’s, Harvard’s, MIT’s, UTokyo’s and Wageningen’s respective rights with respect thereto, including indemnification and insurance provisions, under this Agreement as required by the Cpf1 License.

(b)        MGH.  Juno acknowledges and agrees that for so long as the Editas Background IP includes any IP licensed by Editas from MGH under the 2014 MGH Agreement or 2016 MGH Agreement, then solely with respect to the IP licensed to Editas under the 2014 MGH Agreement or 2016 MGH Agreement, MGH is an intended third party beneficiary of this Agreement for the purpose of enforcing all Patent Rights challenge, indemnification, and insurance provisions of this Agreement with respect thereto, and enforcing the right to terminate this Agreement for breach of the Patent Rights challenge, indemnification or insurance provisions of this Agreement with respect thereto.

ARTICLE 12

TERM AND TERMINATION

12.1     Term.  This Agreement shall commence on the Original Effective Date and, unless earlier terminated, shall continue in full force and effect until the last to occur of the following: (a) expiration of all Opt-In Terms; and (b) expiration of the Research Program Term (the “Term”).

12.2     Termination for Breach.

(a)        Material Breach.  This Agreement may be terminated by a Party for the material breach by the other Party of this Agreement; provided that the breaching Party has not cured such breach within sixty (60) days after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement.  For clarity, but subject to Section 12.2(b), the Cure Period for any allegation made as to a material breach under this Agreement will run from the date that written notice was first provided to the breaching Party by the non-breaching Party.  Any such termination of this Agreement under this Section 12.2(a) shall become effective at the end of the Cure Period, unless the breaching Party has cured such breach prior to the expiration of such Cure Period, or, if such breach is not susceptible to cure within the Cure Period, then such Cure Period shall be extended for an additional sixty (60) days so long as such material breach is susceptible to cure within such extension period and the breaching Party has used and continues to use commercially reasonable efforts to cure such material breach during such extension period.

(b)                                                                                                Disagreement as to Material Breach.  Notwithstanding Section 12.2(a), if the Parties in good faith disagree as to whether there has been a material breach of this Agreement pursuant to Section 12.2(a), then: (i) the Party that disputes that there has been a material breach may contest the allegation by referring such matter, within [**] following such written notice of alleged material breach, for resolution to the Executive Officers, who shall meet promptly to discuss the matter and determine, within [**] following referral of such matter, whether or not a material breach has occurred pursuant to Section 12.2(a); provided that if the Executive Officers are unable to resolve such dispute within such [**] period after it is referred to them, the matter will be resolved as provided in Section 13.2; (ii) the relevant Cure Period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement; (iii) during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; and (iv) if it is ultimately determined that the breaching Party committed such material breach, then the breaching Party shall have the right to cure such material breach, after such determination, within the Cure Period (as may be extended in accordance with Section 12.2(a)) which shall commence as of the date of such determination. Notwithstanding the foregoing, the applicable dispute resolution terms of Section 5.6 shall apply with respect to termination rights solely with respect to any IP Controlled by Editas under the Harvard-Broad Licenses.

12.3     Termination upon Notice.  Juno may terminate this Agreement upon not less than six (6) months’ prior written notice to Editas.

12.4     Termination for Bankruptcy.  To the extent allowed under Law, either Party shall have the right to terminate this Agreement in the event of the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against the other Party (other than pursuant to a corporate restructuring) that is not dismissed or otherwise disposed of within [**] thereafter.

12.5     Termination for Patent Challenge.  In the event that Juno (or its Affiliate or Third Party sublicensee) brings a Patent Challenge against an Editas Background Patent or Editas Collaboration Patent or knowingly assists another party in a Patent Challenge against an Editas Background Patent or Editas Collaboration Patent, except as required under a court order or subpoena or where Juno (or its Affiliate or Third Party sublicensee) is required by legal process to be joined as a party to the Patent Challenge proceeding, Editas shall have the option to terminate this Agreement at its sole discretion with respect to such Editas Background Patent(s) or Editas Collaboration Patent(s), as applicable, that are subject of the Patent Challenge upon [**] written notice to Juno if such Patent Challenge or assistance, as applicable, is not dropped by Juno within such [**] period; provided that Editas shall not have the right to terminate this Agreement with respect to the applicable Editas Background Patent(s) or Editas Collaboration Patent(s), as applicable, under this Section 12.5, with respect to any such Patent Challenge by a Third Party sublicensee if Juno terminates the sublicense granted to such sublicensee with respect to the challenged Editas Background Patent(s) or Editas Collaboration Patent(s), as applicable, within [**] of Editas’ notice to Juno under this Section 12.5.  Notwithstanding the foregoing, the applicable terms of Section 5.6 shall apply with respect to any Patent Challenge brought by Juno against Patent Rights Controlled by Editas under the Harvard-Broad Licenses.

12.6     Effect of Expiration or Termination.

(a)        Accrued Rights and Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  Such expiration or termination shall not relieve either Party from obligations which are expressly indicated to survive expiration or termination of this Agreement, including as set forth in Section 12.6(c).  Following the expiration of the Term, the licenses granted to Juno pursuant to Section 5.2(b) shall become perpetual and fully paid-up licenses.

(b)        Return of Confidential Information.  Upon any termination of this Agreement, each Party shall promptly return to the other Party or destroy all Confidential Information of the other Party (other than joint Confidential Information), except as reasonably necessary to exercise any surviving rights (or, in the case of Juno, the exercise of any rights or licenses under the License Agreement) and except for one copy of which may be retained for archival purposes (which shall remain subject to the confidentiality and non-use provisions of ARTICLE 8).

(c)        Survival Sections.  Without limiting Section 12.6(a),  the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: ARTICLE 1 (to the extent the definitions are used in other surviving provisions), Section 2.5,  Section 2.7(c),  Section 2.7(d),  Section 3.4, Section 3.5, Section 3.6, Section 5.2(b), Section 5.4, Section 5.5, Sections 6.4 and 6.5 (with respect to any payment obligations accrued but unpaid prior to the effectiveness of such termination or expiration), Section 6.6,  Section 6.7,  Section 7.1, Sections 7.2 and 7.3 (solely with respect to Joint Collaboration Patents if there is no Program under the License Agreement covering the applicable Joint Collaboration Patents),  Section 7.7,  ARTICLE 8, Section 9.5,  ARTICLE 10,  ARTICLE 11 (solely to the extent the applicable In-License Agreement,  or the surviving provisions thereof (to the extent the applicable provisions survive), is in full force and effect) Section 12.6, Section 12.7 and ARTICLE 13.

(d)        Termination Not Sole Remedy.  The termination provisions of this ARTICLE 12 are in addition to any other relief and remedies available to either Party under this Agreement and at law or equity.

(e)        Relationship to License Agreement.  Termination of this Agreement shall not affect in any way the terms or provisions of the License Agreement, and the License Agreement shall continue in full force and effect in accordance with its terms and conditions.

12.7     Certain Additional Remedies of Juno in Lieu of Termination.  If Juno has the right to terminate this Agreement pursuant to Section 12.2, then in lieu of Juno terminating pursuant to Section 12.2 and without limiting any other rights or remedies of Juno, Juno may elect to have this Agreement continue in full force and effect as modified by this Section 12.7 by providing written notice to Editas prior to the date that otherwise would have been the effective date of termination had Juno exercised its right to terminate this Agreement under Section 12.2; provided that (a) Juno has provided notice to Editas asserting the alleged breach as required by Section 12.2, and (b) Editas fails to cure such breach prior to the expiration of the applicable Cure Period (provided that if Editas has notified Juno that it disputes that it is in material breach in accordance with Section 12.2(b), then the Cure Period shall be tolled during the pendency of such dispute as set forth in Section 12.2(b)).  In such an event, Juno shall be entitled to (but shall not be required to), by written notice to Editas: (x) designate any Collaboration RNP Complex (other than a previously Lapsed Collaboration RNP Complex) as a “Lead Candidate”; and (y) on a Program-by-Program basis, exercise its Opt-In Right as set forth in Section 3.2 with respect to any such Program as to which Juno has not previously exercised its Opt-In Right (each, an “Accelerated Program”) and enter into a Licensed Program Addendum for any such Program and in such case with respect to such Accelerated Program, (A) Juno shall not be required to pay the Opt-In Exercise Fee (under, and as defined in, the License Agreement) in connection with the exercise of such Opt-In Right with respect to such Accelerated Program; (B) the diligence requirements under the License Agreement with respect to such Accelerated Program shall not apply to such Accelerated Programs; and (C) Juno shall remain responsible for any and all amounts thereafter payable by Juno under the License Agreement (other than the Opt-In Exercise Fee but including all milestones and royalties) with respect to any Accelerated Program for which Juno made such election under this Section 12.7; provided that the milestones and royalties that would otherwise be payable under the License Agreement with respect to any Accelerated Program shall be reduced by [**] percent ([**]%).  For the avoidance of doubt, there shall be no impact on any Program under the License Agreement other than an Accelerated Program.

ARTICLE 13

MISCELLANEOUS

13.1     Governing Laws; Venue; Jurisdiction.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts or choice of laws that would cause the application of the laws of another jurisdiction and excluding the United Nations Convention on Contracts for the International Sales of Goods; provided, however, that with respect to matters involving the validity or infringement of Patent Rights in a given country, such matter may be brought in the applicable country and the applicable Laws of the applicable country shall apply (subject to Section 7.1(b)). Subject to Section 13.2, Disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York (and the appellate courts thereof), and each Party hereby irrevocably consents to the personal and exclusive jurisdiction and venue thereof.

13.2     Disputes.

(a)        General.  Except for decisions that are subject to the final decision-making authority of the JSC pursuant to Section 4.2(f) or a given Party, in each case, as expressly set forth in this Agreement and so long as such decisions are made in accordance with this Agreement, any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute within [**] of a written request by either Party to the other Party, the Parties agree to refer the Dispute to the respective Executive Officers of each Party for resolution.

(b)        Arbitration.  If, after an additional [**], such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to begin an arbitration to resolve such Dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution.  From the date of the Arbitration Request and until such time as such Dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the Dispute.  Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

(c)        Arbitration Procedure.  Any arbitration pursuant to this ARTICLE 13 will be held in New York, New York, United States unless another location is mutually agreed by the Parties.  The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law.  The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the Arbitration

Request.  If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration.  The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided that the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators.  If the Parties fail to agree on a mutually acceptable arbitrator within [**] after the Arbitration Request, then the arbitrator shall be selected by the New York, New York office of the American Arbitration Association.  The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrator shall, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues.  Subject to Section 10.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance.  The award of the arbitrator shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator.  Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

(d)        Arbitration Costs.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

(e)        Confidentiality.  All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 8.

(f)        Equitable Relief; Cumulative Remedies.  Notwithstanding anything to the contrary herein, including Section 13.2(b), either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction equitable relief, including any injunctive or provisional relief and specific performance to protect the rights or property of that Party.  Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or equity.  In addition, notwithstanding the provisions of Section 13.2(b), either Party may bring an action in any court having jurisdiction to enforce an award rendered pursuant to Section 13.2(b).  The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Law.

(g)        Pending Final Resolution.  Until final resolution of the Dispute in accordance with this Agreement, (i) this Agreement will remain in full force and effect; and (ii) the time periods for cure as to any termination will be tolled.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if a final determination is made in accordance with this Agreement that such payments are not due.

(h)        WAIVER OF JURY TRIAL.  EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.3     Independent Contractors.  The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained herein is intended or is to be construed so as to constitute (a) Editas as a partner, agent, or joint venturer of Juno; or (b) Juno as a partner, agent or joint venturer of Editas.  Neither Editas nor Juno, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Juno or Editas, respectively, or to bind Juno or Editas, respectively, to any contract, agreement, or undertaking with any Third Party.

13.4     Assignment.

(a)        General.  The Parties agree that, except as expressly permitted hereunder, neither this Agreement, nor their rights and obligations under this Agreement, shall be delegated, assigned or otherwise transferred by a Party, in whole or part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, without prior written consent of the other Party.  Notwithstanding the foregoing, a Party may, without such consent, assign this Agreement and its rights and obligations hereunder in their entirety (i) to an Affiliate (provided, however, that such Party will remain fully and unconditionally liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate), provided that, upon written request by the other Party,  such Party will disclose to the other Party whether it has assigned this Agreement to an Affiliate and in such case, the identity of such Affiliate, or (ii) its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties and their permitted successors and assigns.  Any attempted delegation, assignment or transfer in violation of this Section 13.4 shall be null and void ab initio.

(b)        Additional Restrictions for Institution In-Licenses.  Without limiting the foregoing, Juno agrees that the rights granted under this Agreement pursuant to the Harvard-

Broad Licenses may not be assigned by Juno, whether by operation of law or otherwise, without the consent of the Institutions, except that Juno may assign or transfer such rights under this Agreement without the consent of the Institutions, to a successor in interest of all or substantially all of Juno’s assets or business related to the Collaboration RNP Complexes or this Agreement, whether by merger, consolidation, sale of assets, or Change of Control or other transaction; provided that (i) Juno shall provide the Institutions with a written notice of such assignment or Change of Control including the identity of the assignee, transferee or controlling party, and a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate Juno’s compliance with this Section 13.4(b) within [**] after such assignment or Change of Control, and (ii) such assignee or transferee agrees in writing to assume the obligations to the Institutions and HHMI that are being assigned or transferred.  Failure of an assignee to agree to be bound by the terms hereof or failure of Juno to notify Institutions and provide copies of assignment documentation as specified above shall be grounds for termination of Juno’s sublicense under the applicable Harvard-Broad License(s) with respect to Juno’s rights under the applicable Editas Background Patent(s) that are the subject of such Harvard-Broad License(s).

(c)        Additional Restrictions for MGH In-Licenses.  Juno may assign or transfer the rights granted under this Agreement to Juno pursuant to the MGH License: (i) without the consent of MGH, to an Affiliate of Juno or in connection with the transfer or sale of all or substantially all of Juno’s assets or business related to the Collaboration RNP Complexes or this Agreement, whether by merger, consolidation, sale of assets, change in control or other transaction, provided that Juno promptly shall provide MGH with a written notice of such assignment including the identity of the assignee or transferee and such assignee or transferee agrees in writing to assume the obligations to MGH that are being assigned or transferred; and (ii) in any other circumstance, only with the prior written consent of MGH, such consent not to be unreasonably withheld, conditioned or delayed.  Juno shall notify MGH in writing of any such assignment and provide a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate Juno’s compliance with this Section 13.4(c) within [**] after such assignment.  Failure of an assignee to agree to be bound by the terms hereof or failure of Juno to notify MGH and provide copies of assignment documentation shall be grounds for termination of Juno’s sublicense under the MGH License with respect to Juno’s rights under the applicable Editas Background Patent(s) that are the subject of the MGH License.

(d)        Assignment to Bristol-Myers Squibb.  Editas hereby represents and warrants that, as of the Amendment Date, it has notified each of the Institutions and MGH of the pending merger between Bristol-Myers Squibb Company (or its affiliate) and Celgene Corporation (or its affiliate), and no further consents on the part of the Institutions or MGH, and no further actions on the part of Juno or its successors, are required under the Harvard-Broad Licenses or the MGH Licenses in connection with any assignment of this Agreement as a result thereof; provided that within [**] after the effective date of such merger,  Juno shall provide a signed notice with respect thereto to the Institutions and MGH.

13.5     Force Majeure.  A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed.  When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

13.6     Right to Develop Independently.  Except as otherwise expressly set forth in this Agreement, including Section 5.3, nothing in this Agreement shall impair either Party’s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the other Party’s intellectual property or to market and distribute products or services based on such other intellectual property and technology.

13.7     Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile followed by delivery via either of the methods set forth in Section 13.7 (a) or (b), in each case, addressed as set forth below unless changed by notice so given:

If to Juno:	Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
U.S.A.
Attention: General Counsel
Facsimile: [**]

If to Editas:	Editas Medicine, Inc.
11 Hurley St
Cambridge, MA 021421
Attention: Chief Executive Officer

With copies to (which shall not constitute notice):

Editas Medicine, Inc.
11 Hurley St
Cambridge, MA 02141
Attention: General Counsel

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Barrett, Esq.

Any such notice shall be deemed given on the date received, except any notice received after

5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day.  A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 13.7.

13.8     Interpretation.

(a)        Generally.  This Agreement has been diligently reviewed by and negotiated by and among the Parties, and in such negotiations each of the Parties has been represented by competent (in house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel.  Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against either Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(b)        Definitions; Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “including”, “includes”, “include”, “for example” and “e.g.” and words of similar import will be deemed to be followed by the words “without limitation.” The word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”.  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context requires otherwise or otherwise specifically provided, (i) all references herein to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement and (ii) reference in any Section to any subclauses are references to such subclauses of such Section.

(c)        Subsequent Events.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (ii) any reference to any applicable Law herein shall be construed as referring to such applicable Law as from time to time enacted, repealed, or amended, and (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns (subject to Section 13.4).

(d)        Headings.  Headings, captions and the table of contents are for convenience only and are not to be used in the interpretation of this Agreement.

(e)        Independent Significance.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

13.9     Further Assurances.  At any time or from time to time on and after the date of this Agreement, a Party shall at the written and reasonable request of the requesting Party: (a) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all such ministerial actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

13.10   Severability.  If any provision, or portion thereof, in this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable to any extent, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the invalid, void or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, void or unenforceable term or provision.  If the final judgment of such court declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any invalid, void or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.11   Waiver.  Any waiver, modification, release or amendment of any obligation under or of any provision of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time, shall not be construed as a waiver of such Party’s rights under this Agreement and shall not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.  No exercise or enforcement by either Party of any right or remedy under this Agreement shall preclude the enforcement by such Party of any other right or remedy under this Agreement or that such Party is entitled by Law to enforce.

13.12   Entire Agreement; Modification.  This Agreement, together with the attached exhibits (including the License Agreement and form of Editas Material Transfer Agreement) and schedules, as well as any and all executed Licensed Program Addendum and Editas Material Transfer Agreement, as applicable, and any amendments hereto or thereto made in accordance with the terms hereof or thereof, constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof.  Except as otherwise expressly set forth herein, this Agreement may not be altered, amended or modified in any way except by a writing (excluding email or similar electronic transmissions) signed by the authorized representatives of both Parties. Upon execution of this Agreement by both Parties, the Original Agreement and the First Amended and Restated Agreement shall be amended and restated in its entirety as set forth herein and superseded by this Agreement.  If a Licensed Program Addendum is entered into with respect to a given Program, then to the extent there is a conflict between the provisions of this Agreement, the provisions of the License Agreement shall control with respect to such Program.

13.13   No Third Party Beneficiaries.  Except as expressly set forth in this Agreement, there are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against such Party.

13.14   Extension to Affiliates.  Juno shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Juno.  Juno shall remain fully liable for any acts or omissions of such Affiliates and for such Affiliates’ performance and observance of all duties and obligations under this Agreement.

13.15   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Amendment Date.

EDITAS MEDICINE, INC.		JUNO THERAPEUTICS, INC.

By:	/s/ Cynthia Collins	By:	/s/ Gary Henningson

Name:	Cynthia Collins	Name:	Gary Henningson

Title:	President and CEO	Title:	VP and Treasurer

[SIGNATURE PAGE TO SECOND AMENDED AND

RESTATED COLLABORATION AND LICENSE AGREEMENT]

EXHIBIT A

License Agreement

Incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019